Execution Copy
STOCK PURCHASE AGREEMENT
Among
FIDELITY NATIONAL TRANSACTION SERVICES, INC.,
CERTEGY GAMING SERVICES, INC.,
and
GLOBAL CASH ACCESS, INC.
February 28, 2008

(continued)

(continued)

(continued)

(continued)
LIST OF EXHIBITS*
Exhibit A — Company Bank Accounts
Exhibit B — Escrow Agreement
Exhibit C — Transition Services Agreement
Exhibit D — Transition Marks License Agreement
Exhibit E — Non-Competition Agreement
Exhibit F — Check Services Agreement
LIST SCHEDULES*
2.7 — Customer Premises Cash Schedule
2.7(b)(i) — Buyer and Seller Representatives
2.7(b)(ii) — Armored Car Carriers
5.8(a) — Transferred Employee Schedule
5.8(b)(ii)(A) — Terminated Employee Severance Payment Schedule
5.8(b)(ii)(B) — Terminated Sales Employee Commission Payment Schedule
10.3(e) — List of Special Indemnity Matters
*	These exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and shall be furnished to the Securities Exchange Commission supplementally upon request.
 v

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (the “Agreement”), dated as of February 28, 2008, by and among Fidelity National Transaction Services, Inc., a Georgia corporation (the “Seller”), Certegy Gaming Services, Inc., a Minnesota corporation (the “Company”), and Global Cash Access, Inc., a Delaware corporation (the “Buyer”).
W I T N E S S E T H
WHEREAS, the Seller is the record and beneficial owner of all of the outstanding shares of capital stock of the Company (the “Shares”); and
WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Shares upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Board of Directors of Buyer has reviewed such information as necessary to make a determination as to the fair market value of the assets of the Company and has determined, in good faith, that the fair market value of the assets of the Company, other than cash and cash equivalents, is not greater than $59.8 million.
NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION
1.1 Definitions. As used herein, the following terms will have the following meanings:
“338(h)(10) Elections” shall have the meaning set forth in Section 6.1(a).
“Account Reconciliation Period” shall have the meaning set forth in Section 2.7.
“Acquired ATM Locations” shall have the meaning set forth in Section 2.7.
“Acquired Booth Locations” shall have the meaning set forth in Section 2.7.
“Action” shall mean any claim, suit, litigation, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding (whether at law or in equity, whether civil or criminal) to, from, by or before any Governmental Authority.
“Affiliate” shall mean, when used with reference to a specified Person, (a) any Person that directly or indirectly controls or is controlled by or under common control with the specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise, (b) any Person who directly or indirectly beneficially owns at least fifty percent (50%) of any class of the Equity Interests of such specified Person or (c) any Person in which such specified Person or Affiliate (as defined in clauses (a) and (b)) directly or indirectly owns at least fifty percent (50%) of any class of the Equity Interests at such time.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Approvals” shall mean all approvals, consents, ratifications, waivers, orders, declarations or other authorizations, licenses, certifications, filings, franchises, notices, registrations or permits issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any requirement under applicable Law, and all pending applications therefor or renewals thereof.
“Arbitrator” shall mean a reputable national or regional independent accounting firm as the Buyer and the Seller may designate by mutual agreement, or failing such agreement, as may be designated by a panel of two reputable national or regional independent accounting firms, one of which is selected by the Buyer and the other of which is selected by the Seller if required. The Buyer and the Seller shall each designate an accounting firm, other than any accounting firm currently engaged by either party to certify their respective financial statements, within ten (10) days after demand of the Buyer or the Seller, and their respective designated firms shall mutually designate the Arbitrator within ten (10) days thereafter, except in the event either the Buyer or Seller fails to designate an accounting firm within the required ten (10) day period, the other’s designated accounting firm shall designate the Arbitrator.
“Armored Car Reconciliation Statement” shall have the meaning set forth in Section 2.7.
“Assignable Contract” shall have the meaning set forth in Section 3.19(a)(iv).
“ATM Reconciliation Date” shall have the meaning set forth in Section 2.7.
“Booth Reconciliations” shall have the meaning set forth in Section 2.7.
“Business” shall mean the Certegy Gaming Companies’ business of providing credit card cash advances, debit card cash advances, and ATM processing to casinos and check cashing services to patrons. For the avoidance of doubt, the Certegy Gaming Companies do not engage in check guarantee services provided to casinos and gaming establishments, which is provided by the Certegy Check Services, Inc., an Affiliate of Seller.
“Business Day” shall mean any day except Saturday, Sunday or any day on which banks in New York, New York, are authorized or required to be closed.
“Buyer” shall have the meaning set forth in the preamble to this Agreement.
“Buyer Benefit Plans” shall have the meaning set forth in Section 5.8(g).
“Buyer Welfare Plans” shall have the meaning set forth in Section 5.8(h).
“Cap” shall have the meaning set forth in Section 10.6(b).

“Cash” shall mean cash and cash equivalents.
“Certegy Balance Sheet” shall have the meaning set forth in Section 3.8(a).
“Certegy Gaming Balance Sheets” shall have the meaning set forth in Section 3.8(a).
“Certegy Gaming Balance Sheet Date” shall have the meaning set forth in Section 3.8(a).
“Certegy Gaming Companies” shall mean the Company and the Subsidiaries of the Company as of the Closing Date, and each shall be a “Certegy Gaming Company.”
“Certegy Gaming Operating Segment” shall mean the Company and the Subsidiaries of the Company on a consolidated basis.
“Certegy Income Statement” shall have the meaning set forth in Section 3.8(a).
“Change of Control” shall mean (i) any consolidation or merger of any Person with or into any other corporation or other entity or Person, or any other corporate reorganization; (ii) any transaction or series of related transactions to which a Person is a party in which in excess of fifty percent (50%) of the Person’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Person; or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Person.
“Check Services Agreement” shall have the meaning set forth in Section 7.9.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“commercially reasonable best efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use commercially reasonable best efforts under this Agreement will not be thereby required to expend any material sum, grant or agree to any material concession or incur any other material burden.
“Common Stock” shall mean the common stock, par value $1.00, of the Company.
“Company” shall have the meaning set forth in the preamble to this Agreement.
“Company Account Balance Statement” shall have the meaning set forth in Section 2.7.
“Company Armored Car Carrier” shall have the meaning set forth in Section 2.7.
“Company Balance Sheet” shall have the meaning set forth in Section 3.8(a).

“Company Bank Accounts” shall mean the bank accounts owned by the Company as listed on Exhibit A attached hereto.
“Company Employee Plan” shall mean all employee benefit plans, programs, Contracts, policies or arrangements (whether or not in writing, qualified or non-qualified, funded or unfunded, currently effective or terminated) sponsored, maintained or contributed to, or required to be contributed to, by the Certegy Gaming Companies, the Seller or any Affiliate of the Seller that cover current or former employees, consultants or directors of the Certegy Gaming Companies, including all retirement, profit sharing, deferred compensation, severance pay, healthcare, dental, retiree, disability, life insurance, stock option, change-in-control, retention, bonus, incentive, stock purchase, equity-based and fringe benefit plans.
“Company Income Statement” shall have the meaning set forth in Section 3.8(a).
“Company Intellectual Property” shall mean Intellectual Property used by any of the Certegy Gaming Companies in the Business.
“Company Licensed Intellectual Property Rights” shall mean Intellectual Property Rights licensed to any of the Certegy Gaming Companies.
“Company Owned Intellectual Property Rights” shall mean Intellectual Property Rights owned by any of the Certegy Gaming Companies.
“Company Rec Reports” shall have the meaning set forth in Section 2.7.
“Compensation” shall mean, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by the Company or its Affiliates to such Person or Affiliates of such Person.
“Confidentiality Agreement” shall have the meaning set forth in Section 5.4.
“Consent” shall have the meaning set forth in Section 5.2(b).
“Contemplated Transactions” shall mean, collectively, the transactions contemplated or otherwise provided by the Transaction Documents and the other agreements and documents referred to herein, including (a) the sale and purchase of the Shares and (b) the execution, delivery and performance of this Agreement.
“Contract” shall mean any contract, agreement, lease, license, commitment, note or other commitment, whether oral or written, that is legally binding on such Person or by which any property, business, operation or right of such Person is legally subject or bound and shall include all Assignable Contracts.
“Credit Agreement” shall have the meaning set forth in Section 5.9(c).
“Customer Premises” shall mean the gaming establishments served by the Company.

“Customer Premises Cash" shall mean: (i) all cash and cash equivalents owned by the Seller or the Company located or contained within the ATMs and/or cash cages (whether a vault or a drawer) located at Customer Premises as of 12:01 a.m. Eastern Time as of the Closing Date; and (ii) all cash and cash equivalents in transit to and from Customer Premises as of 12:01 a.m. on the Closing Date or cash held by a third Person for delivery to and placement in ATMs and/or cash cages located at Customer Premises or in transit therefrom as of 12:01 a.m. on the Closing Date.
“Customer Premises Cash Deficit” shall have the meaning set forth in Section 2.7.
“Customer Premises Cash Schedule” shall have the meaning set forth in Section 2.7.
“Customer Premises Cash Surplus” shall have the meaning set forth in Section 2.7.
“Damages” shall have the meaning set forth in Section 10.3.
“Debt” shall mean, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person for borrowed money (including overdraft facilities).
“Effective Date and Time” shall have the meaning set forth in Section 2.2.
“Encumbrance” shall mean any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, in respect of the Shares a right of first refusal, adverse claim, any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Enforceable” shall mean, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) or is subject to tribal compacts that are enacted pursuant to state and federal law.
“Environmental Laws” shall mean any Law relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment, or (c) the manufacture, handling, transport, use, treatment, storage, disposal of Hazardous Substances.
“Equity Interests” shall mean (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contract which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” shall mean the federal Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall have the meaning set forth in Section 3.17(d).
“Escrow Agent” shall mean U.S. Bank National Association, a national banking association.
“Escrow Agreement” shall have the meaning set forth in Section 2.5.
“Escrow Amount” shall have the meaning set forth in Section 2.5.
“Escrow Release Date” shall mean the date the escrow terminates pursuant to the terms of the Escrow Agreement.
“Estimated Working Capital” shall mean a good faith estimate of the Net Working Capital as of the Closing Date, prepared and delivered by the Seller to the Buyer not less than two (2) Business Days prior to the Closing Date.
“Estimated Working Capital Deficit” shall mean the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital.
“Estimated Working Capital Surplus” shall mean the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital.
“Excluded Liability Account” shall mean the account appearing on the Financial Statements related to unclaimed/escheated property.
“Final Working Capital Schedule” shall mean the Working Capital Schedule as finally determined pursuant to Section 2.6.
“Financial Statements” shall have the meaning set forth in Section 3.8.
“Fundamental Representations” shall have the meaning set forth in Section 10.2.
“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.
“Government Order” shall mean any order, writ, judgment, injunction, decree, ruling, determination or award entered by any Governmental Authority.
“Governmental Authority” shall mean any United States federal, state or local or any foreign, or political subdivision thereof, or any multinational organization or authority (including any governmental department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal) or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, or any state, local or quasi-governmental regulatory or licensing body with authority over gaming activities and devices in any jurisdiction.

“Hazardous Substance” shall mean any chemicals, materials or substances in any amount or concentration which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or contaminants” or words of similar import under any Environmental Law.
“Indemnification Claim” shall have the meaning set forth in Section 10.5(a).
“Indemnified Buyer Party” shall have the meaning set forth in Section 10.3.
“Indemnified Seller Party” shall have the meaning set forth in Section 10.4.
“Indemnitee” shall have the meaning set forth in Section 10.5(a).
“Indemnitor” shall have the meaning set forth in Section 10.5(a).
“Intellectual Property” shall mean all (a) works of authorship, (b) trademarks, trade names, trade dress, domain names, and service marks, together with the goodwill associated with any of the foregoing, and (c) inventions, trade secrets, proprietary models, formulas, software, websites, know-how, customer information and client lists.
“Intellectual Property Rights” shall mean all (a) copyright rights and copyright registrations and applications, (b) rights in trademarks, trade names, trade dress, domain names, and service marks, and registrations and applications thereof, (c) patents and patent applications, and (d) rights in trade secrets, proprietary models, formulas, software, websites, know-how, customer information and client lists.
“in the ordinary course of business” with respect to any action, means such action is consistent with the past practices of such Person and is taken in the ordinary course of normal day-to-day operations of such Person.
“IRS” shall mean the Internal Revenue Service.
“Knowledge” means (i) with respect to an individual, (A) such individual’s actual knowledge and awareness after reviewing the representations and warranties contained in this Agreement that are qualified by Knowledge with such persons who report directly to such individual and are most knowledgeable with respect to the subject matter covered by such representation or warranty, and (B) the knowledge or awareness which a business person should have obtained in the normal discharge of his or her assigned duties and responsibilities; and (ii) with respect to Seller or the Certegy Gaming Companies, the knowledge (as defined in clause (i)) of each of the following persons: Renz Nichols, Michael Ruscin, and Ijaz Anwar, and (iii) with respect to the Buyer, the knowledge (as defined in clause (i)) of Scott Betts.

“Laws” shall mean all federal, state, local, municipal, or foreign statutes, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions and similar laws and legal requirements and Government Orders as in effect from time to time.
“Lease” shall mean any written or oral agreement pursuant to which any of the Certegy Gaming Companies leases, subleases, or licenses any real property.
“Leased Property” shall have the meaning set forth in Section 3.12(a).
“Liabilities” shall have the meaning set forth in Section 3.9.
“Marks” shall have the meaning set forth in Section 5.6.
“Material Adverse Effect” shall mean any material change in, or effect on, the Business or condition (financial or otherwise) of the Certegy Gaming Companies; provided, however, that “Material Adverse Effect” shall not include any change or effect arising out of or resulting from any of the following: (a) a decrease in the market price of shares of common stock or other publicly traded securities (provided that any underlying cause of such decline may be considered in determining whether there may be a Material Adverse Effect) of Seller or any of its Affiliates, (b) general political, economic or business conditions globally or in the United States or any country, Indian nation or region in which the Company does business or any changes therein, (c) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, (d) changes in general legal, tax or regulatory conditions in the United States or any other countries, Indian nations or regions in which the Company does business, (e) changes in GAAP (as hereinafter defined) or authoritative interpretations thereof, and changes in applicable law and related rules or regulations, (f) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (g) any change or effect generally affecting the industries or business segments in which the Certegy Gaming Companies operate, (h) any hurricane, earthquake, flood, or other natural disasters or acts of God, (i) the announcement of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees (but not any litigation resulting from such announcement), or (j) any action or omission by the Company at the request or direction of Seller.
“Multiemployer Plan” shall have the meaning set forth in Section 3.17(d).
“Multiple Employer Plan” shall have the meaning set forth in Section 3.17(d).
“Net Working Capital” shall mean as of a particular date the current assets minus the current liabilities of the Company and its Subsidiaries prepared in accordance with GAAP. For purposes of the preceding sentence, (i) “current assets” shall consist of the aggregate current assets of the Company and its Subsidiaries plus the aggregate amount of all long term deferred signing bonuses and prepaid commissions (net of accumulated amortization) as reflected on, by way of example, the Company’s consolidated balance sheet in accounts numbered #19201005, #19202005, #19207005, and #19208005, but shall exclude (a) Customer Premises Cash, and (b)

check warranty receivables as reflected on, by way of example, the Company’s consolidated balance sheet in account numbered #11701050, which check warranty receivables shall be transferred to Seller immediately prior to the Closing Date; and (ii) “current liabilities’ shall consist of the aggregate current liabilities of the Company and its Subsidiaries but shall exclude (a) accrued check warranty claims as reflected on, by way of example, the Company’s consolidated balance sheet in accounts numbered #21701050, #22701003, #22701004, #22701017, and #22701050, which accrued check warranty claims, as a condition to such exclusion, shall be assumed by Seller immediately prior to the Closing Date and (b) Terminated Employee Severance Payment and the Terminated Sales Employee Commission Payment.
“Notice” shall have the meaning set forth in Section 10.5(a).
“Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software, including software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
“Organizational Documents” shall mean, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization of, and any joint venture, limited liability company, operating or partnership agreement of, and other, similar documents adopted, approved, agreed or filed in connection with the creation, formation, organization or governance of, such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Permitted Encumbrance” shall mean (a) liens for Taxes, special assessments or other charges of any Governmental Authority not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business which liens have not had and are not reasonably likely to have a Material Adverse Effect, and (c) restrictions on the transfer of Equity Interests arising under or required to comply with federal and state securities Laws.
“Person” shall mean any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.
“Post-Closing Tax Period” shall mean any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Tax Period.
“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on the Closing Date shall constitute a Pre-Closing Tax Period.

“Privacy Regulations” shall have the meaning set forth in Section 3.23(a).
“Prohibited Action” shall have the meaning set forth in Section 10.5(f).
“Purchase Price” shall have the meaning set forth in Section 2.3.
“Release” shall mean any release, spill, emission, leaching, leaking, migration, dumping, emptying, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Related Party” shall have the meaning set forth in Section 3.14.
“Restricted Contract” shall have the meaning set forth in Section 5.2(b).
“SEC” shall mean the United States Securities and Exchange Commission.
“Schedule of Estimated Working Capital” shall mean the schedule prepared by the Seller and delivered to the Buyer prior to the Closing setting forth the Estimated Working Capital and any Estimated Working Capital Surplus or Estimated Working Capital Deficit in accordance with the terms of this Agreement.
“Section 338 Forms” shall have the meaning set forth in Section 6.1(a).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller” shall have the meaning set forth in the preamble to this Agreement.
“Seller Group” shall mean, individually and collectively, (i) the “affiliated group” of which the Seller is the “common parent,” each within the meaning of Section 1504(a) of the Code, (ii) the Seller, and (iii) the Certegy Gaming Companies.
“Shares” shall have the meaning set forth in the recitals to this Agreement.
“Special Indemnity Matter(s)” shall have the meaning set forth in Section 10.3(e).
“Subsidiary” shall mean, with respect to any specified Person, (a) any Person that directly or indirectly is controlled by the specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise, or (b) each Person which such specified Person directly or indirectly owns at least fifty percent (50%) of any class of the Equity Interests at such time.
“Subsidiary Shares” shall have the meaning set forth in Section 3.5(b).
“Support Personnel” shall have the meaning set forth in Section 5.8(c).

“Target Working Capital” shall mean $0.00.
“Tax” or “Taxes” shall mean any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, excise, license, documentary, windfall profits, environmental, capital, capital stock, franchise, profits, withholding, social security (or similar items, including FICA), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, duty, fee, levy, or other assessment of any kind, and any interest, penalty, or addition thereto.
“Tax Contest” shall have the meaning set forth in Section 6.8(b).
“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement required to be filed with a Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Terminated Employee Severance Payment” shall have the meaning set forth in Section 5.8.
“Terminated Sales Employee Commission Payment” shall have the meaning set forth in Section 5.8.
“Termination Date” shall have the meaning set forth in Section 9.1.
“Threshold Amount” shall have the meaning set forth in Section 10.6(a).
“Third Party Claim” shall have the meaning set forth in Section 10.5(b).
“Transaction Documents” shall have the meaning set forth in Section 3.3.
“Transferred Employee’ shall have the meaning set forth in Section 5.8(b).
“Transition Employees” shall have the meaning set forth in Section 5.8(a).
“Transition Marks License Agreement” shall have the meaning set forth in Section 5.6.
“Transition Services Agreement” shall have the meaning set forth in Section 7.11.
“Treasury Regulations” shall mean the regulations promulgated under the Code.
“Walk-Away Date” shall have the meaning set forth in Section 9.1(b)(i).
“Working Capital Deficit” shall mean the amount, if any, by which the Net Working Capital is less than the Estimated Working Capital.
“Working Capital Schedule” shall mean a statement of the Net Working Capital as of the close of business on the Closing Date.

“Working Capital Surplus” shall mean the amount, if any, by which the Net Working Capital is greater than the Estimated Working Capital.
1.2 Interpretation and Rules of Construction. Except as otherwise explicitly specified to the contrary, for purposes of this Agreement, the following rules of interpretation shall apply: (a) a reference to a Section, Article, Exhibit or Schedule shall mean a Section or Article of, or Schedule or Exhibit, to this Agreement, unless another agreement is specified, (b) the word “including” shall be construed as “including without limitation,” (c) references to a particular statute or regulation shall include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form shall include the plural and singular form, respectively, (e) references to gender shall include both genders, (f) words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires and (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.
ARTICLE II
PURCHASE AND SALE OF SHARES
2.1 The Purchase and Sale. At the Closing, on and subject to the terms and conditions of this Agreement, the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller, the Shares, free and clear of all Encumbrances other than those imposed by applicable securities Laws in connection with Buyer’s purchase of the Shares hereunder.
2.2 The Closing. Subject to the satisfaction or waiver of all closing conditions set forth in Articles VII and VIII, the closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Kilpatrick Stockton LLP at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, on April 1, 31, 2008 (the “Closing Date”). For all purposes hereof, the Contemplated Transactions shall be effective as of 12:01 a.m. on April 1, 2008 (the “Effective Date and Time”). Except as otherwise provided in Article IX, the failure to consummate the Contemplated Transactions provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.
2.3 Purchase Price. The Buyer shall pay to the Seller at the Closing a cash purchase price in respect of the Shares (the “Purchase Price”) equal to (a) $25,000,000.00, plus (b) any Estimated Working Capital Surplus, (c) minus any Estimated Working Capital Deficit. The Purchase Price will be subject to adjustment in accordance with Section 2.6 and will be paid in accordance with Section 2.4, in each case as an Estimated Working Capital Surplus or Estimated Working Capital Deficit as reflected on the Schedule of Estimated Working Capital.
2.4 Closing Deliveries. At the Closing, the following shall occur (any delivery being made in escrow until all deliveries are complete):

(a) the Seller shall deliver to the Buyer a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers;
(b) the Buyer shall deliver the Escrow Amount to the Escrow Agent;
(c) the Buyer shall deliver the balance of the Purchase Price less the Escrow Amount to the Seller by wire transfer of immediately available funds;
(d) the Seller and the Buyer shall deliver to each other such other documents as are contemplated by Section 2.7, Article VII and Article VIII; and
(e) the Buyer shall deliver to Seller the Customer Premises Cash.
2.5 Escrow. At the Closing, the Buyer will withhold from the Purchase Price $2,500,000.00 (such withheld amount of cash referred to herein as the “Escrow Amount”). The Escrow Amount shall be deposited on the Closing Date with the Escrow Agent as escrow agent, and shall be governed by the provisions of the Escrow Agreement. An escrow agreement in substantially the form attached hereto as Exhibit B shall be entered into by the Seller, the Buyer and Escrow Agent (the “Escrow Agreement”) effective on the Closing Date and continuing until the Escrow Release Date.
2.6 Working Capital Adjustment.
(a) As promptly as practicable following the Closing Date (but in any event within sixty (60) days thereafter), the Seller shall prepare and deliver to the Buyer the Working Capital Schedule and its calculation of the Working Capital Surplus or the Working Capital Deficit, as applicable, based thereon. The Working Capital Schedule shall be prepared on a consolidated basis for the Certegy Gaming Companies in accordance with the Certegy Gaming Companies’ accounting principles and policies to the extent not inconsistent with GAAP used in the calculation of the Target Working Capital.
(b) The Buyer shall have sixty (60) days following receipt of the Working Capital Schedule delivered pursuant to Section 2.6(a) during which to notify the Seller of any dispute of any item contained therein, which notice shall (i) set forth in reasonable detail the basis for such dispute and (ii) include the Buyer’s draft of the Working Capital Schedule. The Buyer and the Seller shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Working Capital Schedule shall be prepared in accordance with the agreement of the Buyer and the Seller. During such sixty (60) day period, the Buyer shall have reasonable access to the working papers of the Seller and the Certegy Gaming Companies and their respective accountants and representatives relating to the calculation of Working Capital Deficit or Working Capital Surplus. During any period of dispute, the parties shall have reasonable access to the working papers of the other party and such other party’s respective accountants and representatives relating to such other party’s calculation of Working Capital Deficit or Working Capital Surplus. In the event the Buyer does not notify the Seller of any such dispute within such sixty (60) day period or notifies the Seller within such period that it does not dispute any item contained therein, the Working Capital Schedule delivered pursuant to Section 2.6(a) and the Buyer’s calculation of the Working Capital Deficit or Working Capital Surplus, as the case may be, shall be final and binding upon the parties.

(c) In the event the Buyer and the Seller are unable to resolve any dispute regarding the Working Capital Schedule delivered pursuant to Section 2.6(a) within sixty (60) days following the Buyer’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by the Arbitrator. In resolving any such dispute, the Arbitrator shall consider only those items or amounts in the Working Capital Schedule as to which the Seller has disagreed. The Buyer and the Seller shall instruct the Arbitrator to make a final determination of the matters in dispute in accordance with the guidelines and procedures set forth in this Agreement. The Buyer and the Seller shall instruct the Arbitrator not to assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, and they shall further instruct the Arbitrator to render its final determination within the range bounded by Seller’s position and the Buyer’s position with respect to any disagreed items so submitted. The Arbitrator’s determination of the Working Capital Schedule and the Working Capital Deficit or Working Capital Surplus, as the case may be, based thereon, shall be final and binding on the parties. The Arbitrator shall use commercially reasonable best efforts to complete its work within thirty (30) days following its engagement. With respect to the Working Capital Schedule, the fees and expenses of the Arbitrator shall be shared equally by the Seller and the Buyer.
(d) Within five (5) Business Days following the determination of the Final Working Capital Schedule as set forth above, if there is a Working Capital Deficit, the Seller shall pay to the Buyer an amount equal to the Working Capital Deficit, and if there is a Working Capital Surplus, the Buyer shall pay to the Seller an amount equal to the Working Capital Surplus. Any payment made by a party pursuant to this Section 2.6(d) shall include simple interest at the rate of five percent (5%) per annum from the Closing Date through the date of such payment with such interest continuing to accrue during any period of appeal and shall be made by wire transfer of immediately available funds.
2.7 Premises Cash and Cash Accounting.
(a) The parties acknowledge and agree that due to the risk of business interruption of the Company and its customers and the logistical difficulties of collecting the Customer Premises Cash on or prior to the Closing and remitting the same to Seller it is impractical for Seller to do so. Accordingly, subject to Section 7.13 below, Buyer shall reimburse to Seller in a lump sum cash payment an amount equal to the Customer Premises Cash at Closing according to the schedule of Customer Premises Cash (the “Customer Premises Cash Schedule”) delivered by Seller to Buyer two (2) Business Days prior to the Closing. Seller shall prepare the Customer Premises Cash Schedule in good faith and such Customer Premises Cash Schedule shall reflect Seller’s best estimate of Customer Premises Cash as of the Effective Date and Time reported by category or account in a manner substantially similar as such Customer Premises Cash is recorded in the Company Balance Sheet previously delivered to Buyer and shall be consistent with the financial reports furnished for the Company Accounts.

(b) As promptly as practicable following the Closing, the actual amount of Customer Premises Cash will be reconciled in accordance with the following procedures:
(i) With respect to each casino or gaming establishment where the Certegy Gaming Companies operate a booth (an “Acquired Booth Location”), Schedule 2.7(b)(i) sets forth at least one individual designated by Buyer and at least one individual designated by Seller to act as their respective representative for purposes of reconciling the Customer Premises Cash at the Acquired Booth Location listed opposite such individual’s name. Promptly after 8:00 a.m. Eastern time on the Closing Date, the representative(s) designated by Buyer and the representative(s) designated by Seller for such Acquired Booth Location shall both be physically present at the Acquired Booth Location and shall each determine (A) the amount of currency that was in each booth and any ATM owned by the Certegy Gaming Companies at such Acquired Booth Location as of the count time; and (B) the amount of cash represented by checks received by the Certegy Gaming Companies at such Acquired Booth Location as of the count time that have not otherwise been cashed (the “Booth Reconciliations”).
(ii) With respect to each casino or gaming establishment where the Certegy Gaming Companies own an ATM but do not operate a booth (the “Acquired ATM Locations”), Schedule 2.7(b)(ii) sets forth the armored car carrier (the “Company Armored Car Carrier for each Acquired ATM Location. As soon as practicable following the Closing Date, Buyer shall cause the Company Armored Car Carrier for each Acquired ATM Location to deliver a written statement (the “Armored Car Reconciliation Statement”) reflecting (A) the amount of currency that was in all of the ATM’s owned by the Certegy Gaming Companies at such Acquired Booth Locations as of the time and date of the first scheduled delivery and pick-up by the Company Armored Car Carrier for an Acquired ATM Location following the Closing Date (each such time and date referred to herein as an “ATM Reconciliation Date”); and (B) the inventory balance of currency in transit to each of the ATM’s as of the ATM Reconciliation Date. Buyer shall deliver a copy of each Armored Car Reconciliation Statement to Seller upon receipt from the Armored Car Carrier and the parties hereby agree that such Armored Car Reconciliation Statements shall be the basis (in the absence of manifest error) for determining the actual amount of Customer Premises Cash located at the Acquired ATM Locations as the Effective Date and Time.
(c) As soon as reasonably practicable following the Closing but no later than 45 days following the Closing Date, the Buyer shall prepare and deliver to the Seller an accounting of all Customer Premises Cash as of the Effective Date and Time with reference to the Booth Reconciliations and the Armored Car Reconciliation Statements (the “Customer Premises Cash Accounting”). The Customer Premises Cash Accounting shall be prepared on a consolidated basis for the Certegy Gaming Companies in accordance with the Certegy Gaming Companies’ accounting principles and policies in effect as of the Closing Date.
(d) The Seller shall have fifteen (15) Business Days following receipt of the Customer Premises Cash Accounting delivered pursuant to Section 2.7(c) during which to notify the Buyer of any dispute of any item contained therein, which notice shall (i) set forth in reasonable detail the basis for such dispute and (ii) include the Seller’s draft of the Customer Premises Cash Accounting. The Buyer and the Seller shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Customer Premises Cash

Accounting shall be prepared in accordance with the agreement of the Buyer and the Seller. During any period of dispute, the parties shall have reasonable access to the books and records, customers, working papers of the other party and such other party’s respective accountants and representatives relating to such other party’s calculation of the Customer Premises Cash Accounting. In the event the Seller does not notify the Buyer of any such dispute within such 10-Day period or notifies the Buyer within such period that it does not dispute any item contained therein, the Customer Premises Cash Accounting delivered pursuant to Section 2.7(b) shall be final and binding upon the parties. Notwithstanding anything to the contrary herein, the parties agree that if there is a failure to comply with the terms of this Section 2.7 by a party, the other party will have a remedy in law and equity including seeking appropriate injunctive relief or specific performance as may be granted by a court of competent jurisdiction without the necessity of posting a bond.
(e) In the event the Buyer and the Seller are unable to resolve any dispute regarding the Customer Premises Cash Accounting delivered pursuant to Section 2.7(c) within ten (10) Business Days following the Buyer’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by the Arbitrator. The Arbitrator shall certify to the parties its impartiality and neutrality in undertaking the engagement to serve as Arbitrator under this Agreement. In resolving any such dispute, the Arbitrator shall consider only those items or amounts in the Cash Accounting as to which the Seller has disagreed. The Buyer and the Seller shall instruct the Arbitrator to make a final determination of the matters in dispute in accordance with the guidelines and procedures set forth in this Agreement. The Arbitrator’s determination of the Customer Premises Cash Accounting shall be final and binding on the parties (the “Final Customer Premises Cash Accounting"). The Arbitrator shall use commercially reasonable best efforts to complete its work within thirty (30) days following its engagement. With respect to the Customer Premises Cash Accounting, the fees and expenses of the Arbitrator shall be shared equally by the Seller and the Buyer.
(f) Within five (5) Business Days following the determination of the Final Customer Premises Cash Accounting as set forth above, if there is an overpayment of Customer Premises Cash at the Closing, the Seller shall pay to the Buyer an amount equal to difference between the amount paid at Closing and the amount set forth in the Final Customer Premises Cash Accounting (a “Customer Premises Cash Deficit”). If there is an underpayment of Customer Premises Cash at Closing, the Buyer shall pay to Seller an amount equal to the difference between the amount paid at Closing and the amount equal set forth in the Final Customer Premises Cash Accounting (a “Customer Premises Cash Surplus”). Any payment made by a party pursuant to this Section 2.7(f) shall include simple interest at the rate of five percent (5%) per annum from the Closing Date through the date of such payment with such interest continuing to accrue during any period of appeal and shall be made by wire transfer of immediately available funds.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY
The Seller and the Company jointly and severally represent and warrant to the Buyer as follows, except as set forth on the Seller Disclosure Schedule delivered concurrently herewith (which is arranged in Schedules corresponding to the Sections contained into this Article III and to which the disclosure in any Schedule of the Seller Disclosure Schedule qualifies only the corresponding Section, unless it is reasonably apparent that the disclosure in any Schedule of the Seller Disclosure Schedule should apply to one or more other Sections):

3.1 Organization. Schedule 3.1 sets forth for the Seller and each of the Certegy Gaming Companies, its name, its jurisdiction of organization, each of its officers and directors and each jurisdiction in which it is qualified to do business. Each of the Seller and the Certegy Gaming Companies is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases real property and in each other jurisdiction in which the failure to so qualify would have, or is reasonably likely to have, a Material Adverse Effect.
3.2 Power and Authorization. The execution, delivery and performance by each of the Seller and the Company of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of the Seller and the Company and have been duly authorized by all necessary corporate action on the part of the Seller, the Company and their respective shareholders. This Agreement (a) has been duly executed and delivered by the Seller and the Company and (b) is a legal, valid and binding obligation of the Seller and the Company, Enforceable against the Seller and the Company in accordance with its terms.
3.3 Governmental Authorizations. Except as disclosed on Schedule 3.3, no material action by (including any Approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any of the Seller or any of the Certegy Gaming Companies of this Agreement, the Escrow Agreement or the Transition Services Agreement (collectively, the “Transaction Documents”) or (b) the consummation of the Contemplated Transactions by each of the Seller and the Certegy Gaming Companies.
3.4 Noncontravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by the Seller or the Certegy Gaming Companies of this Agreement nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any Approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Law applicable to the Seller or the Certegy Gaming Companies; (b) result in the creation of an Encumbrance on any properties or assets of the Seller or the Certegy Gaming Companies (b) conflict with, result in a breach or violation of, or default under (with or without notice or lapse of time or both), or give rise to any termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require approval, consent, registration, permit, authorization or other confirmation from any Person in accordance with any material Contract or instrument applicable to the Seller or any of the Certegy Gaming Companies or any of its respective properties or assets; or (c) result in a breach or violation of, or default under (with or without notice or lapse of time or both), the Organizational Documents of the Seller or any of the Certegy Gaming Companies; in each of the foregoing other than any breach, violation or default which would not be reasonably likely to have a Material Adverse Effect.
3.5 Capitalization of the Certegy Gaming Companies.

(a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock. As of the date of this Agreement, 1,000 shares of Common Stock of the Company are issued and outstanding. All outstanding shares of Common Stock of the Company are held by the Seller and have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and have been issued in compliance with applicable securities Laws. Except as set forth on Schedule 3.5, there are no outstanding options, warrants, conversion rights, subscriptions, Equity Interests or other rights entitling any Person to acquire or receive, or requiring the Company to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock.
(b) Except as set forth on Schedule 3.5, all of the outstanding shares of capital stock of, or other Equity Interests in, each of the Certegy Gaming Companies other than the Company are owned directly or indirectly by the Company free and clear of Encumbrances except as are imposed by applicable securities Laws. Schedule 3.5 sets forth for each of the Certegy Gaming Companies other than the Company, (i) the number of shares of authorized capital stock of each class of its capital stock, and (ii) the number of issued and outstanding shares of each class of its capital stock and the names of the holder thereof (the “Subsidiary Shares”). All Subsidiary Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and have been issued in compliance with applicable securities Laws. Except as set forth on Schedule 3.5, there are no outstanding options, warrants, conversion rights, subscriptions, Equity Interests, Contracts, commitments (written or oral), arrangements or other rights entitling any Person to acquire or receive, or requiring a Certegy Gaming Company to issue, deliver, sell, repurchase or redeem any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock. There are no Contracts relating to the voting of any capital stock of any of the Certegy Gaming Companies.
3.6 Title. The Seller is the record and beneficial owner of the Shares and has good and valid title to the Shares, free and clear of all Encumbrances except as are imposed by applicable securities Laws in connection with the Buyer’s purchase of the Shares hereunder. The Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Shares, free and clear of all Encumbrances. Immediately following the Closing, (a) the Buyer will be the record and beneficial owner of the Shares, and have good and valid title to such Shares, free and clear of all Encumbrances except as are imposed by applicable securities Laws or Encumbrances created by, through or under the Buyer, and (b) the Company will be the direct or indirect owner of the Subsidiary Shares, and have good and valid title to such Subsidiary Shares, free and clear of all Encumbrances except as are imposed by applicable securities Laws or Encumbrances created by, through or under the Buyer. Except pursuant to this Agreement, there is no Contract or other arrangement pursuant to which the Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Shares or other Equity Interests in any of the Certegy Gaming Companies.
3.7 Conduct of Business; Title to Assets; Equipment; Leases
(a) Except as set forth on Schedule 3.7, the Business is conducted solely by the Certegy Gaming Companies and there are no assets required to operate the Business that are not owned or licensed by the Certegy Gaming Companies. Immediately following the Closing, the Buyer, through its ownership of the Shares, will hold all of the assets required to operate the Business in substantially the same manner as operated prior to the consummation of the Contemplated Transactions.

(b) The Company owns, and has good, valid and marketable title to, all tangible assets it purports to own, including (i) all tangible assets reflected on the Certegy Gaming Balance Sheets; (ii) all tangible assets acquired by the Company since the date of the Certegy Gaming Balance Sheets; (iii) all tangible assets disposed of in the ordinary course of business since the Certegy Balance Sheet Date, and (iv) all other tangible assets reflected in the Company’s books and records as being owned by the Company. All of said tangible assets are owned by the Company free and clear of any Encumbrances, except for Permitted Encumbrances.
(c) Each material asset of the Certegy Gaming Companies (i) is in the condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); and (ii) complies in all material respects, and is being operated and otherwise used in material compliance, with all applicable Law.
(d) Schedule 3.7(d) identifies (i) all material tangible personal property assets that are being leased or licensed to the Certegy Gaming Companies with respect to which annual lease or license payments exceed, for any single item of personal property the amount of $10,000, or for any multiples of an item of personal property the amount of $50,000; and (ii) all tangible personal property assets owned by the Certegy Gaming Companies with a cost of $50,000 or more.
3.8 Financial Statements.
(a) Attached to Schedule 3.8(a) are true and complete copies of (i) the unaudited balance sheet of the Company (the “Company Balance Sheet”) and the unaudited balance sheet of the Certegy Gaming Operating Segment (the “Certegy Balance Sheet,” and with the Company Balance Sheet, the “Certegy Gaming Balance Sheets”) as of September 30, 2007 (respectively, the “Certegy Gaming Balance Sheet Date”) and December 31, 2006, (ii) the related unaudited statement of income of the Company (the “Company Income Statement”) and the unaudited statement of income of the Certegy Gaming Operating Segment (the “Certegy Income Statement”) for the fiscal periods then ended (collectively, the “Financial Statements”). Except as set forth on Schedule 3.8(a), the Financial Statements (a) have been prepared in accordance with GAAP (except that the Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated, and (b) present fairly the consolidated financial condition and results of operations and cash flows of the Business as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments). There has been no change in the accounting policies of the Company or the Certegy Gaming Operating Segment since December 31, 2006, except as described in the Financial Statements.
(b) The books of account and financial records of the Certegy Gaming Companies are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. The Seller keeps books, records and accounts of the Certegy Gaming Companies that accurately and fairly reflect the transactions and dispositions of assets of the Certegy Gaming Companies. The Certegy Gaming Companies have not made, and to the Knowledge of the Seller, no employee, agent or shareholder acting on behalf of the Certegy Gaming Companies, directly or indirectly, has made, any payment of any funds of the Certegy Gaming Companies or received or retained any funds in material violation of all Laws applicable to them.

(c) The Seller maintains a system of accounting controls for the Certegy Gaming Companies sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity in all material respects with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences..
3.9 Undisclosed Liabilities. No Certegy Gaming Company has any obligations or liabilities of any nature whether mature or unmatured, fixed or contingent (whether or not required to be reflected in the Financial Statements in accordance with GAAP) (collectively, “Liabilities”) other than (i) those set forth or adequately provided for in the Certegy Gaming Balance Sheets, (ii) those incurred in the ordinary course of business since the Gaming Balance Sheet Date, which, individually or in the aggregate, are not material in nature or amount, and (iii) those set forth on Schedule 3.9. As of Closing, no Certegy Gaming Company will have any material unclaimed property, liability or escheatment liability.
3.10 Restrictions on Business Activities. There is no Contract (including covenants not to compete), judgment, injunction, order or decree binding upon the Certegy Gaming Companies which has or could reasonably be expected to have, whether before or after consummation of the Contemplated Transactions, the effect of prohibiting or materially impairing any business practice of the Certegy Gaming Companies, any acquisition of property (tangible or intangible) by the Certegy Gaming Companies or the conduct of business by the Certegy Gaming Companies. Neither the Company nor any of its Subsidiaries is a party or subject to any Contract which contains a covenant not to compete.
3.11 Absence of Certain Changes. Except as disclosed on Schedule 3.11, since September 30, 2007, (a) the Certegy Gaming Companies have carried on and operated their respective businesses in all material respects in the ordinary course of business and (b) there have not been any events, changes or occurrences that have had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth on Schedule 3.11, since September 30, 2007, no Certegy Gaming Company has:
(i) declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock or other Equity Interests by way of dividends, purchase, or redemption of shares or otherwise, except for regular dividends, cash sweeps and cash account distributions consistent with past practice made in compliance with applicable Law;

(ii) sold or otherwise issued any shares of capital stock or any other securities;
(iii) made any increase in the compensation payable or to become payable to any director, officer, employee or consultant, except for increases in the ordinary course of business;
(iv) entered into any employment retention, severance, change in control, or similar contract with any Person;
(v) established or amended any Company Employee Plan, except to the extent required by applicable Law, consistent with past practices or implemented by the ultimate parent company of Seller and the Company and applicable to the Company and all of its Affiliates;
(vi) acquired, sold, leased, mortgaged, pledged or otherwise disposed of, any material assets or properties, except for acquisitions or dispositions of assets or products of the Company or the entering into licenses in the ordinary course of business;
(vii) amended any existing lease, sublease, or license relating to real property, except in the ordinary course of business or consistent with past practices;
(viii) mortgaged, pledged, or subjected to any material Encumbrance other than a Permitted Encumbrance, any asset;
(ix) other than in the ordinary course of business, waived, released or, without exercising a waiver failed to timely pursue, any claim or right, or forgiven any Debt held;
(x) other than software subject to “shrink wrap” or similar publicly available non-exclusive object code end-user licenses, allowed or agreed to allow the lapse of any right with respect to any of the Company Owned Intellectual Property or any license for any Intellectual Property;
(xi) made any payments to any Affiliate of any of the Certegy Gaming Companies, other than wages and reimbursements in the ordinary course of business;
(xii) amended its Organizational Documents or effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(xiii) made any change to its financial statements, materially changed any of its methods of accounting or accounting practices, or taken any action, all other than as required by GAAP, with respect to accounting policies or practices;

(xiv) suffered any material loss, damage or destruction to any of its assets not covered by insurance;
(xv) loaned or made any advance to any other Person (excluding routine advances to employees and consultants for expenses incurred in the ordinary course of business);
(xvi) entered into any transaction or series of related transactions other than in the ordinary course of business;
(xvii) made any change in any Tax election, Tax accounting method or any other Tax practice or settled any Tax claim relating to any of the Certegy Gaming Companies, the Business, or their assets, except to the extent required by applicable law;
(xviii) defaulted under, or taken or failed to take any action that (with or without notice or lapse of time or both) would constitute a material default under any term or provision of any Contract; or
(xix) other than for Contracts with a customer, entered into any Contract involving payments, assets or liabilities with a value of greater than $100,000 in the aggregate or having a duration of longer than one (1) year, or altered, amended, modified or exercised any option under any existing Contract involving payments, assets or liabilities with a value of greater than $100,000 in the aggregate or having a duration of longer than one (1) year, other than (A) pursuant to an existing budget that has been provided to the Buyer prior to the date of this Agreement, (B) in connection with the transactions contemplated by or otherwise provided in this Agreement, or (C) in connection with the Contemplated Transactions.
3.12 Real Property.
(a) Schedule 3.12 identifies all real properties leased, subleased, or licensed by any of the Certegy Gaming Companies (the “Leased Property”). Except as set forth on Schedule 3.12, (i) there are no material defaults by the Company with respect to any Leases; (ii) the occupancy by the Company or any Subsidiary under each Lease complies in all material respects with all applicable laws relating to occupancy; and (iii) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings with respect to any of the Leased Properties.
(b) Except as set forth on Schedule 3.12, the Certegy Gaming Companies do not own any real property.
3.13 Intellectual Property.
(a) Schedule 3.13(a)(i) sets forth a complete and accurate list of all registered Company Owned Intellectual Property Rights (including the jurisdiction in which such Intellectual Property Right has been registered, filed or issued and the corresponding application, registration or serial number) and Schedule 3.13(a)(ii) sets forth a complete and accurate list of all material software (other than software subject to “shrink-wrap” or similar publicly available non-exclusive object code end-user licenses) material hardware used by a Certegy Gaming Company in the conduct of the Business. All registrations related to Company Owned Intellectual Property Rights are valid, subsisting, and in full force and effect. None of the Certegy Gaming Companies has misrepresented, or failed to disclose, any material fact or circumstances in any application for any registered Company Owned Intellectual Property Rights that would constitute fraud, misrepresentation or inequitable conduct with respect to such application or that would otherwise affect the validity or enforceability of such registered Company Owned Intellectual Property Rights. There is no interference, opposition, reissue, reexamination or similar proceeding or investigation pending or, to the Knowledge of the Seller, threatened, in which the scope, validity, or enforceability of any registered Company Owned Intellectual Property Right is being contested or challenged. The documents, instruments and payments necessary to establish, perfect or maintain all registered Company Owned Intellectual Property Rights have been validly executed, delivered, filed and made in a timely manner with the appropriate Governmental Authority.
(b) Except as set forth on Schedule 3.13(b), (i) the Certegy Gaming Companies have good title to and exclusive ownership of all Company Owned Intellectual Property Rights, free and clear of any Encumbrance other than Permitted Encumbrances; and (ii) the Certegy Gaming Companies own or have the right to use or exercise pursuant to written license, sublicense, agreement or permission all Company Intellectual Property and all Intellectual Property Rights used or exercised in the operation of the Business of the Certegy Gaming Companies, as presently conducted by it, except for such Intellectual Property that both (A) is used by the Certegy Gaming Companies substantially in the same scope and manner as Buyer and its Affiliates use such Intellectual Property in the operation of their businesses, and (B) Buyer and its Affiliates do not own or have the right to use pursuant to written license, sublicense, agreement or permission, but only to the extent such Intellectual Property is subject to a patent being enforced by a third party against the financial services industry in general..
(c) Except as set forth on Schedule 3.13(c), (i) no Action is pending or, to the Seller’s Knowledge, threatened against any of the Certegy Gaming Companies or any of their respective properties, which challenge the use of the Company Intellectual Property or the validity, exercise or the ownership by the Certegy Gaming Companies of the Company Owned Intellectual Property Rights or the exercise by the Certegy Gaming Companies of the Company Licensed Intellectual Property Rights; (ii) neither Seller nor any Certegy Gaming Company has Knowledge of any infringement, misappropriation or other violation of any of the Company Owned Intellectual Property Rights by third Persons; (iii) the Certegy Gaming Companies have not received any written notice or other formal communication of any infringement, misappropriation or violation of any Intellectual Property Right or other proprietary right of any third Person (including any written notice or other formal communication suggesting or offering that a Certegy Gaming Company obtain a license to any Intellectual Property or Intellectual Property Right of any other Person) or any unfair competition by a Certegy Gaming Company; (iv) no Company Owned Intellectual Property Right nor the use of Company Intellectual Property by any Certegy Gaming Company is subject to any outstanding judgment, injunction, order, decree, settlement or stipulation restricting the use or exercise thereof by any of the Certegy Gaming Companies with respect to the Business or restricting the licensing thereof by any of them to any Person; and (v) the Certegy Gaming Companies have not infringed, misappropriated or otherwise violated, and are not infringing, misappropriating or otherwise violating, any Intellectual Property Right or other proprietary right of any third Person that would have a material and adverse effect on the Certegy Gaming Companies, except for such third party patents that are infringed by the Certegy Gaming Companies substantially in the same scope and manner as Buyer and its Affiliates use such Intellectual Property in the operation of their businesses, but only to the extent such patent is being enforced by a third party against the financial services industry in general.
(d) The Certegy Gaming Companies are not bound by, and no Company Owned Intellectual Property Right is subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts the ability of the Certegy Gaming Companies to use the Company Intellectual Property owned by the Certegy Gaming Companies or to exercise or enforce any Company Owned Intellectual Property Right.
(e) Except as disclosed on Schedule 3.13(e), neither the execution, delivery and performance by the Seller or the Certegy Gaming Companies of this Agreement nor the consummation of the Contemplated Transactions will: (i) result in a loss of any material Company Intellectual Property or material Company Owned Intellectual Property Right; (ii) result in the release, disclosure, or delivery of any material Company Intellectual Property by or to any escrow agent or other Person; (iii) result in the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any material Company Intellectual Property; or (iv) result in any of the Certegy Gaming Companies being bound by, or subject to, any non-compete or other restriction on the operation or scope of the Business; in each of the foregoing other than any such event which would not be reasonably likely to have a Material Adverse Effect.
(f) The Certegy Gaming Companies have taken all reasonable steps as are necessary and appropriate to maintain and protect the secrecy, confidentiality, value and the Certegy Gaming Companies’ rights in all material trade secrets of the Certegy Gaming Companies and all proprietary information pertaining to the Certegy Gaming Companies , other than those steps for which the failure to so take such steps would not have a Material Adverse Effect on the business of the Certegy Gaming Companies. To the Knowledge of the Seller, there has been no unauthorized disclosure of any material trade secrets or proprietary information which has had or was reasonably likely to have a Material Adverse Effect on the business of the Certegy Gaming Companies. To the Knowledge of the Seller, no employee of the Certegy Gaming Companies is (i) bound by or otherwise subject to any Contract restricting such employee from performing such employee’s duties for the Certegy Gaming Companies, or (ii) in material breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to such employee’s activities as an employee of the Certegy Gaming Companies, where any such restriction or breach may have a Material Adverse Effect on the business of the Certegy Gaming Companies.
(g) Company Software.
(i) None of the software (including firmware and other software embedded in hardware devices) owned or developed and currently used by the Certegy Gaming Companies in the conduct of the Business (collectively, “Company Software”) (A) subject to normal maintenance and upgrades in the ordinary course of business, contains any bug, defect, or error that materially and adversely affects the intended use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (B) other than for beta versions of Company Software, fails to perform materially in accordance with its documentation.

(ii) The Company Software does not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in a malicious manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.
(iii) The Certegy Gaming Companies have no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person, and the Certegy Gaming Companies have not done so. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.
(iv) Schedule 3.13(g)(iv) sets forth a complete and accurate list of all material (A) Open Source Code that is contained in, distributed with, or used in the development of the Company Software or from which any part of any Company Software is derived, (B) the applicable license for each such item of Open Source Code, and (C) the Company Software to which each such item of Open Source Code relates.
(v) No Company Software contains, is distributed with, is derived from, or is being or was developed using Open Source Code that is licensed under any terms that impose a requirement or condition that any software or part thereof be disclosed or distributed in source code form, be licensed for the purpose of making modifications or derivative works, or be redistributable at no charge.
3.14 Related Party Transactions. No officer or director of the Seller or the Certegy Gaming Companies (each a “Related Party”), has or has had, directly or indirectly, (a) an interest in any third Person which furnished or sold, or furnishes or sells, services, products or technology that the Certegy Gaming Companies furnishes or sells, or proposes to furnish or sell, or (b) any interest in any third Person that purchases from or sells or furnishes to the Certegy Gaming Companies, (c) any goods or services that are material to the operation of the business of the Certegy Gaming Company, (d) an interest in any Contract to which any of the Certegy Gaming Companies is a party, provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any entity” for purposes of this Section 3.14.

3.15 Legal Compliance.
(a) The Company is in compliance, in all material respects, with all Laws and Approvals applicable to it, its properties or other assets or its businesses or operations, including without limitation all Federal and State Equal Employment Opportunity Laws, including Title VII of the Civil Rights Act of 1964 and the Bank Secrecy Act of 1970 as amended.
(b) Schedule 3.15(b) sets forth (i) all Approvals of or with all Governmental Authorities necessary for each of the Certegy Gaming Companies to own, lease or operate its properties and assets and to carry on its Business as presently conducted and as presently proposed to be conducted by the Certegy Gaming Companies, and (ii) the expiration or renewal date for each such Approval. No suspension, cancellation, modification, revocation or nonrenewal of any Approval is pending or, to the Knowledge of the Seller, threatened. Except as set forth on Schedule 3.15(b), each of the Certegy Gaming Companies will continue to have the use and benefit of all Approvals following consummation of the Contemplated Transactions. Other than those Approvals that any employee, officer, director, shareholder or agent is specifically required by any Governmental Authority to personally hold, no Approval is held in the name of any employee, officer, director, shareholder, agent or otherwise on behalf of the any of the Certegy Gaming Companies.
3.16 Tax Matters. Except as set forth on Schedule 3.16:
(a) The Seller Group has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it. All such Tax Returns are true, correct and complete. All Taxes which are due and payable by the Seller Group (whether or not shown on any Tax Return) have been timely paid in full. There are no Encumbrances with respect to Taxes upon any asset other than Permitted Encumbrances.
(b) The Seller Group has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third Person, and the Seller Group has complied in all respects with all reporting and recordkeeping requirements.
(c) The amount of the Certegy Gaming Companies’ liability for unpaid Taxes for all periods ending on or before September 30, 2007 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the Certegy Gaming Balance Sheets, and the amount of the Certegy Gaming Companies’ liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Certegy Gaming Balance Sheets, as adjusted for operations and transactions in the ordinary course of business since September 30, 2007 in accordance with past custom and practice.

(d) The Seller Group has not received notice from a Governmental Authority regarding any dispute, audit, investigation, proceeding or claim concerning any Tax matter pertaining to the Seller Group that has not been resolved. The Seller Group is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against the Seller Group or any of its assets
(e) The Seller Group has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Seller Group has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. Each member of the Seller Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. None of the Certegy Gaming Companies nor any other member of the Seller Group has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(f) The Seller Group has not made any payments, and neither has been nor is a party to any Contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law).
(g) None of the Certegy Gaming Companies has been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” the common parent of which is the Seller). None of the Certegy Gaming Companies is (nor have any of them ever been) a party to any tax sharing agreement or tax indemnity agreement or has assumed the Tax liability of any other person under contract. None of the Certegy Gaming Companies has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement. No member of the Seller Group has participated in an international boycott as defined in Code Section 999. None of the Certegy Gaming Companies has agreed, nor is it required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. None of the Certegy Gaming Companies has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. None of the Certegy Gaming Companies is a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or orally, formally or informally) which could be treated as a partnership for federal income tax purposes.
(h) The Buyer has been furnished by the Seller true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Seller Group or on behalf of the Seller Group relating to Taxes and (ii) all federal and state income or franchise tax returns for the Seller Group for all periods ending on and after December 31, 2003. The Buyer has been furnished by the Seller an accurate and complete description of each of the Certegy Gaming Companies’ basis in its assets and net operating losses.

3.17 Company Employee Plans.
(a) Schedule 3.17(a) sets forth a true and complete list of all written Company Employee Plans. Schedule 3.17(a) separately lists or identifies each Company Employee Plan sponsored by any of the Certegy Gaming Companies (the “Separate Company Employee Plans”).
(b) With respect to each Company Employee Plan, Seller has provided to Buyer true and complete copies of (i) the current plan documents (and any amendments), (ii) current summary plan descriptions, summaries of material modifications and memoranda, employee handbooks, and other written communications describing each Company Employee Plan; (iii) the annual report (if required under ERISA) for the most recently-completed plan year (including all schedules and attachments); and (iv) if applicable, a copy of the most recent IRS determination letter.
(c) Except as set forth on Schedule 3.17(c), the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or other Compensation), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, or any other material liability for any of the Certegy Gaming Companies or Buyer.
(d) Neither Seller nor any other Person or entity that, together with the Seller or any Seller Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”), currently maintains, contributes to or participates in, nor does either Seller or any ERISA Affiliate have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation whether accrued, absolute, contingent or otherwise) with respect to any (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which a Company ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).
(e) Since January 1, 2004, none of the Certegy Gaming Companies nor any ERISA Affiliate has sponsored, maintained, administered, contributed to, had any obligation to contribute to, or incurred any other liability under or with respect to any Company Benefit Plan which provides health, life or other coverage for former directors, officers, consultants or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar state Laws.
(f) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such plan is so qualified, and, to the Knowledge of Seller, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter. All amendments required to maintain each such Company Benefit Plan’s ongoing compliance with applicable Laws, including ERISA and the Code, have been timely adopted and implemented.

(g) Each Company Employee Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its governing instruments and all applicable Laws including ERISA and the Code, except to the extent such noncompliance, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h) All reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees with respect to any Company Benefit Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.
(i) Each Company Benefit Plan, employment agreement, or other Contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan, employment agreement, or other Contract, plan, program, agreement, or arrangement. None of the Certegy Gaming Companies is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.
(j) With respect to each applicable Company Benefit Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred; (ii) there are no actions, suits or claims pending, or, to the Knowledge of the Seller, threatened or anticipated (other than routine claims for benefits) against any such Company Benefit Plan or fiduciary thereto or against the assets of any such Company Benefit Plan; (iii) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Seller, threatened by any Governmental Authority with respect to any Company Benefit Plan; and (iv) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in a Material Adverse Effect on any of the Certegy Gaming Companies or any of their respective employees.
(k) The Company may, without cost, withdraw its employees, directors, officers and consultants from any Company Benefit Plan that is not sponsored by the Company.
3.18 Environmental Matters. Except as set forth on Schedule 3.18 or as would not result in a Material Adverse Effect:
(a) during the time that the Seller has owned any of the Certegy Gaming Companies that owned, operated or used the applicable property, the Certegy Gaming Companies have not released any Hazardous Substances on the Leased Property in material violation of Environmental Law and there have been no Releases of Hazardous Substances at, on, in, under or from any property currently or, to the Knowledge of the Seller, formerly owned, operated or otherwise used by any of the Certegy Gaming Companies or, to the Knowledge of the Seller, at any property at which Hazardous Substances have been deposited or disposed by or at the behest or direction of any of the foregoing in quantities or concentrations that could give rise to material obligations, responsibilities or Liabilities under or require abatement or remediation under Environmental Laws;

(b) the Certegy Gaming Companies are not in material violation of any applicable Environmental Laws, and the Leased Property is free and clear of any Encumbrances imposed pursuant to any applicable Environmental Laws;
(c) no Certegy Gaming Company has received written notice from any Governmental Authority of any violation or potential or actual Liability under any Environmental Laws that remains unresolved; and
(d) there is no Action pending or, to Knowledge of the Seller, threatened against any of the Certegy Gaming Companies under any Environment Laws.
3.19 Contracts.
(a) Schedule 3.19 sets forth the following Contracts of Certegy Gaming Companies:
(i) Contracts (or group of related Contracts) with vendors of the Certegy Gaming Companies for the purchase or sale of supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case involving more than $25,000 annually;
(ii) Contracts for any lease of real or personal property, in each case involving more than $50,000 annually;
(iii) Contracts with any Related Party;
(iv) Contracts that are either terminable upon a Change of Control of any of the Certegy Gaming Companies or otherwise require consent of any Person upon a Change of Control of any of the Certegy Gaming Companies (an “Assignable Contract”);
(v) Contracts with any Governmental Authority;
(vi) Contracts of guarantee, support, indemnification (other than indemnification provided in the ordinary course of business), assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;
(vii) Contracts with customers of the Certegy Gaming Companies that comprise an aggregate of eighty percent of gross revenues for the twelve month period ended September 30, 2007;

(viii) Partnership, limited liability company or joint venture agreements;
(ix) Contracts under which any of the Certegy Gaming Companies is, or may become, obligated to incur any severance pay or special compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;
(x) Contracts providing for the employment of an individual on a full-time, part-time, or other basis which provides for a salary in excess of $100,000 per annum;
(xi) Contracts under which any of the Certegy Gaming Companies has advanced or loaned an amount to any of its Affiliates or employees other than in the ordinary course of business consistent with past practices;
(xii) Contracts (other than Contracts with customers of Certegy Gaming Companies) pursuant to which any Intellectual Property or Intellectual Property Right is licensed to a Certegy Gaming Company (other than “shrink-wrap” and similar publicly available non-exclusive object code end-user licenses) involving more than $25,000 annually;
(xiii) Contracts (other than Contracts with customers of Certegy Gaming Companies) pursuant to which any Company Owned Intellectual Property Right is licensed to any Person involving more than $25,000 annually; or
(xiv) Contracts between any of Certegy Group Company and Seller or other Affiliates of Seller.
(b) The Company is currently not in default with regard to each Contract required to be disclosed on Schedule 3.19 and, to the Knowledge of the Seller and the Company, each other party thereto is currently not in default with regard thereto. Each Contract required to be disclosed on Schedule 3.19 is Enforceable against the applicable Certegy Gaming Company and, to the Knowledge of the Seller and the Company, is Enforceable against each other party.
(c) Except as disclosed on Schedule 3.19(c), there are no Contracts with customers of the Certegy Gaming Companies that incorporate by reference all or any portion of such customer’s request for proposal (i.e. “RFP”) or the Certegy Gaming Companies’ response to such RFP that if enforced would result in a Material Adverse Effect.
3.20 Employees.
(a) Except as disclosed on Schedule 3.20(a), there are no material labor troubles (including any material work slowdown, lockout, stoppage, picketing or strike) pending, or to the Knowledge of the Seller, threatened between any of the Certegy Gaming Companies, on the one hand, and its employees, on the other hand. Except as disclosed on Schedule 3.20(a), (a) no employee of any of the Certegy Gaming Companies is represented by a labor union, (b) none of the Certegy Gaming Companies is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) to the Knowledge of the Seller, no petition has been filed or proceedings instituted by an employee or group of employees of the Certegy Gaming Companies with any labor relations board seeking recognition of a bargaining representative and (d) to the Knowledge of the Seller there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of any of the Certegy Gaming Companies and no demand for recognition of employees of any of the Certegy Gaming Companies has been made by, or on behalf of, any labor union. Schedule 3.20(a) contains a correct and complete list of employees of the Certegy Gaming Companies, including name, title, annualized base pay, target bonus compensation, and other forms of compensation.
(b) Each of the Certegy Gaming Companies has complied in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages and hours, occupational health and safety, and equal employment opportunity, and none of the Certegy Gaming Companies is liable for any arrears of wages or any taxes or penalties for failure to comply with any such Laws.
(c) Except as set forth in Schedule 3.20(c) of the Disclosure Schedule, the employment of each employee of the Certegy Gaming Companies is terminable at will without cost or liability to such Company, except for amounts earned prior to the time of termination.
3.21 Litigation; Governmental Orders.
(a) Except as disclosed on Schedule 3.21, there is no Action pending or, to the Knowledge of the Seller, threatened to which any of the Certegy Gaming Companies is a party (either as plaintiff or defendant).
(b) Except as disclosed on Schedule 3.21, there is no Action pending or, to the Knowledge of the Seller, threatened against any Person entitled to be indemnified, defended, held harmless, or reimbursed by a Certegy Gaming Company with respect to such Action.
(c) Except as disclosed on Schedule 3.21, no Government Order has been issued which is applicable to, or otherwise affects, any of the Certegy Gaming Companies or its assets or the Business in any material respect.
3.22 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Certegy Gaming Companies.
3.23 Privacy and Data Security.
(a) Except as set forth on Schedule 3.23(a), the Certegy Gaming Companies have in place policies and procedures to comply with, and have substantially complied with all applicable Laws, their respective privacy policies, and all material requirements under any Contracts to which any of the Certegy Gaming Companies is a party relating to privacy, data security, and data protection, including (i) Title V of the Gramm Leach Bliley Act, 15 U.S.C. § 6801 et seq. (the “GLB Act‘); (ii) applicable federal regulations implementing the GLB Act (including those codified at 16 CFR Part 313); (iii) the Interagency Guidelines Establishing

Standards For Safeguarding Borrower Information published in final form on February 1, 2001; (iv) SB 1-The California Financial Privacy Act and the California Online Privacy Protection Act; (v) all other applicable foreign, federal, state and local laws, rules, regulations, and orders relating to the privacy and security of personal information, including the federal Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and similar state laws, and (vi) the PCI Standards, in each of case (i)-(vi), as such may be amended, supplemented or succeeded from time to time (collectively “Privacy Regulation”), including with respect to the collection, storage, use, transfer, and disclosure of any personally identifiable information collected, stored, used, or held for use by any of the Certegy Gaming Companies (“Personal Information”).
(b) The Certegy Gaming Companies have taken all reasonable measures (and substantially all measures required by Privacy Regulations) and have implemented and shall maintain policies, practices and procedures to cause the Personal Information to be protected against unauthorized access, disclosure, use, modification, or other misuse or misappropriation, which policies, practices and procedures are (i) consistent with the PCI Standards and (ii) designed to meet the objectives of the Interagency Guideline Establishing Information Security Standards, published by the federal bank regulatory agencies, as amended from time to time. Company has not obtained an annual SAS 70 audit of the Company System. There is no Action (including any audit or investigation) pending, or to the Knowledge of Seller, threatened by any Person or any Governmental Authority involving the use, disclosure or transfer of any Personal Information by any of the Certegy Gaming Companies, nor has any of the Certegy Gaming Companies received any communication, written or oral, from any Governmental Authority regarding the use, storage, disclosure or transfer of any Personal Information. To the Knowledge of Seller, no Privacy Regulation limits or prohibits the transfer of the Personal Information to Buyer or its Subsidiaries or otherwise limits Buyer or its Subsidiaries from succeeding to all rights and privileges of the Certegy Gaming Companies with respect to such Personal Information. Except as set forth on Schedule 3.23(b), no Person has obtained unauthorized access to Personal Information stored on the computer systems owned or operated by the Certegy Gaming Companies, nor has there been any other unauthorized acquisition of material computerized data of the Certegy Gaming Companies that has compromised the security, confidentiality or integrity of any such Personal Information.
(c) The Company requires employees and contractors that access Personal Information or the Company System to satisfy a background investigation that it deems reasonable.
3.24 Product Liability. There is no basis for any product liability, claims by any third party (whether based on contract of tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by the, (b) the sale, distribution, or installation of products by the Certegy Gaming Companies, whether delivered to a customer before or after the Closing Date, or (c) the operation of the Company’s business during the period through and including the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller, on and as of the date of this Agreement and as of the Closing Date, except as set forth on the Buyer Disclosure Schedule (which is arranged in Schedules corresponding to the Sections contained in this Article IV and as to which the disclosure in any schedule of the Buyer Disclosure Schedule qualifies only the corresponding Section, unless it is reasonably apparent that the disclosure in any Schedule of the Buyer Disclosure Schedule should apply to one or more other Sections):
4.1 Organization. The Buyer is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases real property and in each other jurisdiction in which the failure to so qualify would have, or is reasonably likely to have, a Material Adverse Effect.
4.2 Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, Enforceable against the Buyer in accordance with its terms.
4.3 Governmental Authorization. Except as set forth on Schedule 4.3, no material action by (including any Approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement or (b) the consummation of the Contemplated Transactions by the Buyer.
4.4 Noncontravention. Neither the execution, delivery and performance by the Buyer of this Agreement nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any Approval) or in respect of, or any filing with, any Governmental Authority, in each case, the matters referred to in Section 4.3, violate any provision of any Law applicable to the Buyer; or (c) result in a breach or violation of, or default under, the Buyer’s Organizational Documents; in each of the foregoing other than any breach, violation or default which would not be reasonably likely to have a Material Adverse Effect.
4.5 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Buyer.
4.6 Litigation; Government Orders.
(a) Except as disclosed on Schedule 4.6, there is no Action pending or, to the Knowledge of the Buyer, threatened to which Buyer or any of its Affiliates is a party (either as plaintiff or defendant).

(b) Except as disclosed on Schedule 4.6, no Government Order has been issued which is applicable to, or otherwise affects, Buyer or any of its Affiliates or their assets or their business in any material respect.
4.7 Investment Intent. The Buyer acknowledges that the Shares have not been registered under the Securities Act and that the Shares may not be resold absent such registration or unless an exemption therefrom is available. The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act, as amended, and is acquiring the Shares for its own account, for investment purposes only and not with a view toward distribution thereof. The Buyer will not sell or otherwise dispose of any of the Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.
4.8 Availability of Funds. The Buyer has cash available or has existing borrowing facilities or firm financing commitments that together are sufficient to enable it to pay the Purchase Price and to consummate the Contemplated Transactions.
4.9 No Reliance. The Buyer acknowledges that no representations or warranties are made with respect to any Seller projections, forecasts, estimates, budgets, prospective information or pro-forma financial statements that may have been or will be made available to the Buyer or any of its representatives. The Buyer further acknowledges that neither the Company nor the Seller shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of or reliance on, any information regarding any of the Certegy Gaming Companies furnished or made available to the Buyer and its representatives in connection with the Contemplated Transactions, except as expressly set forth in the Transaction Documents.
4.10 No Knowledge of Breach. The Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated by this Agreement. The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities, properties and projected operations of the Company.
ARTICLE V
COVENANTS
5.1 Conduct of Business.
(a) Between the date hereof and the Closing Date, except as set forth in Schedule 5.1 and except as otherwise expressly provided in this Agreement or as may be necessary to effectuate this Agreement or the Contemplated Transactions (including those exceptions expressly set forth in Sections 5.1(b)(i)-(iv) and 5.1(c)) unless the Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the Seller shall cause the Certegy Gaming Companies to conduct its business in a prudent and business-like manner and in the ordinary course of business consistent with its past practices, and to use its commercially reasonable best efforts to preserve intact its business organization, goodwill, properties and assets, to maintain satisfactory relationships with licensors, licensees, lessors, suppliers, contractors, distributors, subscribers, customers and others having an existing material business relationship with it and to conduct its normal and usual maintenance of the properties and assets of the Certegy Gaming Companies, with such obligation to conduct its business being at all times subject to any change or effect arising out of or resulting from any event that is excluded from the definition in this Agreement of “Material Adverse Effect” in the proviso thereto.
(b) Without limiting the generality of the foregoing, and except as set forth in Schedule 5.1 and except as otherwise expressly provided in or contemplated by this Agreement or required by applicable Law or as may be necessary to effectuate this Agreement or the Contemplated Transactions, between the date hereof and the Closing Date, the Seller shall cause the Certegy Gaming Companies not to take any of the following actions without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:
(i) (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other Equity Interests; (B) redeem, purchase or otherwise acquire any outstanding shares of its capital stock, or any rights, warrants or options to acquire any shares of its capital stock or other Equity Interests; or (C) split, combine, subdivide or reclassify any shares of its capital stock;
(ii) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;
(iii) amend its Organizational Documents;
(iv) liquidate or dissolve;
(v) enter into any Contract involving more than $50,000 annually (other than Contracts with customers) or that is not terminable by any of the Certegy Gaming Companies upon not less than thirty (30) days’ prior notice;
(vi) except in the ordinary course of business and provided that such Contracts are terminable within thirty (30) days prior notice, hire any employees, consultants or independent contractors or enter into, or extend the term of any employment or consulting agreement with any Person;

(vii) except in the ordinary course of business, make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances;
(viii) except in the ordinary course of business for advances from Affiliates of Seller, incur any indebtedness for borrowed money in excess of $10,000 individually or in the aggregate or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
(ix) make any capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases except in the ordinary course of business or consistent with the capital expenditure budget of any of the Certegy Gaming Companies previously presented to Buyer;
(x) materially reduce the amount of any insurance coverage provided by existing insurance policies, except for reductions of insurance coverage that affects both Seller and the Certegy Gaming Companies;
(xi) make or revoke any material Tax election, settle or compromise any Tax liability, consent to any extension or waiver of the limitation period applicable to any Tax Return or Tax claim or assessment, amend any Tax Return or change any Tax accounting method or practice; or
(xii) enter into any Contract to take any of the foregoing actions.
(c) Without limiting the generality of the foregoing, and except as set forth in Schedule 5.1 and except as otherwise expressly provided in or contemplated by this Agreement or required by applicable Law or as may be necessary to effectuate this Agreement or the Contemplated Transactions, unless the Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, prior to the Closing Date, the Seller shall cause the Certegy Gaming Companies to use their commercially reasonable best efforts to:
(i) maintain in full force and effect, and renew and extend when required to prevent their lapse, all authorizations as set forth on Schedule 3.3 and all Approvals as set forth on Schedule 3.15(b);
(ii) (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, and (C) use commercially reasonable best efforts consistent with past practices to (1) preserve intact its present business organizations, and (2) keep available the services of the present officers and key employees set forth in Schedule 5.1(c)(ii);
(iii) promptly notify the Buyer of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a Material Adverse Effect on the Certegy Gaming Companies;

(iv) comply in all material respects with the obligations under the Contracts set forth in Schedule 3.19;
(v) (A) adhere to current practices with respect to bad debt of the Certegy Gaming Companies, collection of accounts and deactivation of delinquent account service, and (B) collect accounts receivable of the Certegy Gaming Companies, only in the ordinary course of business;
(vi) surrender to the State of Florida the Certegy Gaming Companies’ money transmitter license; and
(vii) reduce in a good faith manner the Customer Premises Cash and cash and cash equivalents included in Net Working Capital below Seventy-Five Million Dollars ($75,000,000).
(d) The Buyer agrees that, during the period from the date of this Agreement until the Closing Date, the Buyer shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or Equity Interest in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, or permit any of its Affiliates to do any of the foregoing if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Approvals necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting or impeding the consummation of the Contemplated Transactions or (iii) otherwise materially delay the consummation of the Contemplated Transactions.
5.2 Commercially Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts promptly (i) to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) to obtain all other Approvals and all approvals, consents, registrations, permits, authorizations and other confirmations from any third Person necessary to consummate the Contemplated Transactions (including all such Approvals and all approvals, consents, registrations, permits, authorizations and other confirmations listed on Schedules 3.3 and 3.4 except to the extent such Approvals or third Person approvals, consents, registrations, permits, authorizations and other confirmations would cause the party obtaining the foregoing to waive or forfeit any of its rights hereunder or incur any additional Liabilities or material expenses, other than counsel fees and similar out-of-pocket expenses, and provided that Seller makes no assurances that that such Approvals, consents, registrations, permits, authorizations and other confirmations will be obtained prior to the Closing.

(b) Without limiting the provisions of the foregoing Section 5.2(a), at all times prior to the Closing Date, the Seller shall use its commercially reasonable best efforts to obtain the necessary approval, consent, ratification, waiver or other authorization of those third Persons to the Assignable Contracts required for the Seller’s assignment of the Contracts to the Buyer or to such third-Person as designated by the Buyer on the date hereof in Schedule 5.2(b), as determined in the Buyer’s sole discretion (the “Consents”). If there are any Assignable Contracts for which Consents have not been obtained, or otherwise are not in full force and effect, as of the Closing Date (the “Restricted Contracts”), the Buyer may elect, in the Buyer’s sole discretion, to have the Seller (i) continue its efforts to obtain such Consent for a period of sixty (60) days after Closing, or (ii) terminate the Assignable Contract, effective immediately prior to Closing, all of which shall be at Buyer’s sole risk and expense.
(c) Each of the parties hereto shall use its commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Contemplated Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Contemplated Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Contemplated Transactions. Subject to applicable Laws relating to the exchange or disclosure of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Contemplated Transactions. Each party will provide counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority or received from such Governmental Authority in connection with the Contemplated Transactions; provided, however, that neither party shall be obligated to provide such access or information if the providing party determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client or other privilege. Each party shall have the right to attend conferences and meetings between the other party and regulators concerning the Contemplated Transactions to the extent permitted by applicable Law.
(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.2, each of the parties hereto shall use its commercially reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Contemplated Transactions. Without limiting any other provision of this Agreement, the Buyer and the Seller shall each use its commercially reasonable best efforts to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Contemplated Transactions so as to enable the consummation of the Contemplated Transactions to occur as soon as reasonably possible and in any event no later than the Walk-Away Date.

5.3 Access to Information. From the date of this Agreement until the Closing Date, subject to applicable Laws relating to the exchange or disclosure of information, the Company shall afford to the Buyer and the Buyer’s representatives reasonable access during normal business hours after reasonable prior notice to the Certegy Gaming Companies’ properties, books, Contracts, employees and records, and the Seller and the Company shall furnish promptly to the Buyer information concerning its and its Subsidiaries’ business and Leased Property as the Buyer may reasonably request would have been required to be disclosed in the Schedules to this Agreement in order for the representations and warranties set forth herein to be true as of the date hereof, including access to records and information relating to Taxes; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would (i) violate applicable Law or a Contract, (ii) violate an obligation of confidentiality owing to a third-party, or (iii) jeopardize the protection of an attorney-client or other privilege.
5.4 Confidentiality. The Buyer and the Buyer’s representatives shall hold in confidence in accordance with the provisions of the confidentiality agreement, dated November 28, 2006 (the “Confidentiality Agreement”), between the Buyer and the Seller any information regarding the financial condition or business operations of the Certegy Gaming Companies that is received or obtained in connection with consummating the Contemplated Transactions, including during any due diligence. At the Closing, without any further action by any party, the Confidentiality Agreement shall terminate automatically. After the Closing, except as may be required for tax purposes or other regulatory purposes or as required under the Transition Services Agreement during the term thereof, Seller shall not (a) retain any document, database or other materials embodying any confidential or proprietary information of any of the Certegy Gaming Companies (other than for archival purposes, for use not in competition with the Certegy Gaming Companies, or to be in compliance with applicable Law) or (b) use or disclose to any Person any such confidential or proprietary information. Seller acknowledges that there is not an adequate remedy at law for the breach of this Section 5.4 and that, in addition to any other remedies available, Seller may seek injunctive relief may be granted for any such breach. Notwithstanding anything to the contrary herein, the covenants set forth in this Section 5.4 shall survive five (5) years after Closing.
5.5 Fees and Expenses. Subject to the provisions of Article VI:
(a) The Seller (and not the Company) shall pay all of the fees, costs and expenses incurred by the Seller and the Certegy Gaming Companies incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions hereby and thereby; and
(b) The Buyer shall pay all of the fees, costs and expenses incurred by it incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, whether or not the Contemplated Transactions are consummated.

5.6 Seller Marks. Except as otherwise provided in a Transition Marks License Agreement to be entered into by the Buyer, the Seller and the Company prior to or contemporaneously with the Closing in the form attached hereto as Exhibit D (the “Transition Marks License Agreement”), the Buyer acknowledges that the Buyer and its Subsidiaries have no right, title or interest in or to any trademarks, trade names, trade dress, domain names, and service marks, together with the goodwill associated with any of the foregoing any trademarks, tradenames, service marks or service names, any registrations or applications with respect to the foregoing, or any goodwill associated with the foregoing, of the Seller or of any of its Affiliates (the “Marks”), including the names “Fidelity”, “Certegy” and/or “eCage”, and agrees to terminate and cause any Subsidiary to terminate any and all uses of any of the Marks immediately upon Closing and to execute and deliver to the Seller at such time a written disclaimer of any rights to the Marks and an acknowledgment that the Marks and the goodwill associated therewith are proprietary rights belonging to the Seller or an Affiliate of the Seller and that such entities are the sole owners of all trademark and other rights, titles and interests in and to the Marks. Notwithstanding the foregoing, Seller hereby agrees Seller and its Affiliates shall refrain from all use of the “Certegy” name in combination with the word “Gaming” (i) as a corporate, division, business, fictitious or trade name, or any confusingly similar name or mark, (ii) in trade dress, or (iii) to represent any business division, entity or undertaking for any commercial purpose for a period of six (6) years from the date of this Agreement.
5.7 Press Releases. No public filing, release or announcement concerning this Agreement or the Contemplated Transactions shall be issued by any party or its Affiliates without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), unless such disclosure is required by any Government Order, by Law or to comply with the obligations of any accounting standards and applicable securities Laws and other laws and regulations of the SEC or state or local regulations of any Governmental Authority or any applicable securities exchange or self-regulatory organization; provided, however, that the party intending to make such release shall use commercially reasonable best efforts consistent with such Government Order, Law or obligation to give the other parties prior notice and to consult with the other parties with respect to the text thereof; provided, further, that following the Closing, each party shall be entitled to issue any such press release or make any such public statement without the consent of the other parties if such party determines in good faith that such disclosure is or may be required to comply with the obligations of any accounting standards and applicable securities Laws and other laws and regulations of the SEC or state or local regulations of any Governmental Authority or any applicable securities exchange or self-regulatory organization. The parties acknowledge the Buyer is required to file, and will file, SEC Form 8-K, Item 1.01 within four (4) days of signing this Agreement and Form 8-K, Item 2.01 within four (4) days of the Closing. Nothing in this Section 5.9 shall restrict, limit, preclude or delay Buyer’s filing of Forms 8-K.

5.8 Employee Matters.
(a) Prior to Closing, Buyer shall deliver to each employee set forth on Schedule 5.8(a) an offer of continued employment with Certegy Gaming Services, Inc, effective upon the Closing. Such offers of employment shall be subject to Buyer’s standard new-hire policies and procedures, including background checks and confirmation of authorization to work in the United States. Seller and each of the Certegy Gaming Companies shall cooperate with Buyer and its Subsidiaries in presenting such offers of employment. Each such employee who accepts Buyer’s (or its Subsidiary’s) offer of employment shall be referred to as a “Transferred Employee.” In the event a Transferred Employee fails Buyer’s pre-hire screening process, Buyer shall be solely responsible for any obligations with respect to the termination of such employee whether such failure of the pre-hire screening process occurs before or after Closing.
(b) Immediately prior to Closing, Seller shall (i) cause the employment of each employee set forth on Schedule 5.8(a) to be transferred from the employing Affiliate of Seller to Certegy Gaming Services, Inc., together with the accrued but unused vacation for such employees; and (ii) cause the employment of each such employee with such employing Affiliate of Seller to be terminated effective immediately prior to Closing. Buyer agrees to reimburse Seller for the cost of (A) providing severance payments to each employee that is not a Transferred Employee and whose employment is terminated by the foregoing employing Affiliate of Seller, in the amounts itemized in Schedule 5.8(b)(ii)(A) (the “Terminated Employee Severance Payment”); and (B) paying accrued but unpaid commissions to each sales employee that is not a Transferred Employee, in the amounts itemized in Schedule 5.8(b)(ii)(B) (the “Terminated Sales Employee Commission Payment”). Except as otherwise required by law, Seller shall be solely responsible for any notification and liability under the WARN Act or any similar law relating to any termination of any of the employees from employment with the Certegy Gaming Companies occurring on or prior to the Closing Date, whether or not in connection with the transactions contemplated hereby.
(c) Buyer agrees that, from the Closing Date until December 31, 2008, it shall, or it shall cause one or more of its Subsidiaries (including a Certegy Gaming Company) to, (i) provide each Transferred Employee with at least the same level of base salary that was provided to each such Employee immediately prior to the Closing Date, and (ii) provide the Transferred Employees with employee benefits and incentive compensation opportunities that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer and its Subsidiaries. Each of the Transferred Employees will be provided the opportunity to participate in employee benefits plans, programs and arrangements (including, without limitation, equity compensation and retirement plans) maintained by Buyer and available in general to similarly-situated employees of Buyer and its Subsidiaries. Nothing herein shall be deemed to be a guarantee of employment for any Transferred Employee, or to restrict the right of Buyer or Buyer’s Subsidiaries to terminate any Transferred Employee. Further, nothing herein shall restrict the right of Buyer or any of its Subsidiaries to amend any benefit plans in accordance with the terms and conditions of such benefit plans.
(d) Seller shall use its commercially reasonable best efforts to provide the services of the employees who are not Transferred Employees identified in writing by Buyer prior to Closing (the “Transition Service Employees”) to Buyer pursuant to the Transition Services Agreement. Seller shall reasonably cooperate with Buyer in identifying employees of the Certegy Gaming Companies who would be appropriate Transition Service Employees. Buyer and Seller shall use commercially reasonable best efforts in negotiating appropriate retention and severance arrangements with the Transition Service Employees, which retention and severance arrangements shall be at the expense of Buyer.

(e) Effective as of the Closing Date, all Transferred Employees of the Certegy Gaming Companies shall cease active participation in all Company Employee Plans unless otherwise provided for in such plans. Any rights or benefits to which any current or former employee of a Certegy Gaming Company (including any Transferred Employee) is entitled as of the Closing shall be determined in accordance with the terms and conditions of the applicable Company Employee Plan and applicable Law. Notwithstanding the foregoing, through and including March 31, 2008, Seller will continue to provide medical, dental, and vision insurance coverage for all Transferred Employees on substantially the same terms and conditions as are in effect as of the date of this Agreement under the relevant Company Employee Plans. Buyer will reimburse Seller for the company portion of the health insurance premiums or other costs for the Transferred Employees attributable to the time period beginning on the Closing Date and continuing until the last day of the calendar month in which the Closing occurs. Such reimbursement payment shall be made by Buyer to Seller within ten (10) days after Buyer is invoiced by Seller.
(f) Transferred Employees shall receive credit for all service with Seller or any of its Subsidiaries (including the Certegy Gaming Companies) or any of their predecessors, for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement established or maintained by Buyer, the Certegy Gaming Companies, or any of their respective Subsidiaries (collectively, the “Buyer Benefit Plans”) under which each Transferred Employee may be eligible to participate on or after the Closing Date to the same extent recognized by the Seller or any of its Subsidiaries (including the Certegy Gaming Companies) under comparable Company Employee Plans immediately prior to the Closing Date; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.
(g) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Buyer or its Subsidiaries (including the Certegy Gaming Companies) (“Buyer Welfare Plans”) in which a Transferred Employee may be eligible to participate on or after the Closing Date, subject to the consent of any applicable insurance carrier (the consent and waiver of which shall be sought by Buyer), Buyer shall or shall cause its Subsidiaries to (i) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Transferred Employee under any Buyer Welfare Plan, and (ii) provide credit to each Transferred Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Transferred Employee under the Company Employee Plans during the relevant plan year, up to and including the Closing Date.
(h) Buyer shall be liable for all workers compensation claims of the Transferred Employees relating to occupational illnesses and injuries that are incurred on or after the commencement of such employee’s employment following the Closing Date, and Seller shall remain liable for all workers’ compensation claims of the Transition Employees relating to occupational illnesses and injuries that are incurred on or before the Closing Date.

(i) Seller will be responsible for all benefits accrued and claims incurred under the Company Benefit Plans prior to the Closing Date, subject in all events to the terms of the Company Benefit Plans and, except insofar as Buyer is obligated to reimburse Seller for the costs, expenses and claims incurred under any Company Benefit Plan as set forth in this Agreement or in the Transition Services Agreement. The Company is not assuming and shall not be liable or responsible for any liabilities or obligations under any Company Employee Plan arising on or prior to the Closing Date, and the Seller shall indemnify, defend, and hold harmless the Company and the Buyer from and against any such liabilities or obligations.
(j) Without limiting in any way the provisions set forth in Section 11.3 of this Agreement, for a period of fifteen (15) days following Closing, Buyer agrees that if it should terminate any Transferred Employees, Buyer shall provide each employee subject to such termination a severance payment equal to the greater of 0.5 times their current monthly salary or the commensurate amount possible under Buyer’s severance plans. Such severance shall be conditioned upon the employee’s execution of a release of claims.
5.9 Further Assurances.
(a) From and after the Closing Date, the Seller, at no cost, shall, and shall cause its Subsidiaries to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, to fully vest the Shares in the Buyer and to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions; and
(b) From and after the Closing, the Buyer, at no cost, shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Seller, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions.
(c) At Closing, Seller shall cause the Certegy Gaming Companies to be released at the Closing from all guarantees, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations or liabilities of Seller and its Affiliates and any agreement which the Certegy Gaming Companies are borrowers with Seller, including without limitation that certain Credit Agreement dated as of January 18, 2007, as amended, between JP Morgan Chase Bank, N.A., as collateral agent, and Seller and certain of its Affiliates (the “Credit Agreement”).
5.10 Continuing Indemnification. For a period of three (3) years after the Closing Date, Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing Date in favor of the former and present directors and officers of the Company and its Subsidiaries as provided in the Company’s articles of incorporation and bylaws (and correlative provisions in the Organizational Documents of the Certegy Gaming Companies), shall survive the Contemplated Transactions and shall continue in full force and effect.

ARTICLE VI
TAX MATTERS
6.1 Section 338(h)(10) Election.
(a) If Buyer so notifies Seller at or within one hundred twenty (120) days after the Closing, the Buyer and the Seller shall jointly make an election under Section 338(h)(10) of the Code (and any comparable election under state or local Law) (the “338(h)(10) Elections”) with respect to the acquisition of the Company and its U.S. Subsidiaries by the Buyer. The Buyer and the Seller shall cooperate fully with each other in the making of the 338(h)(10) Elections. The Buyer shall be responsible for the preparation and filing of all Tax Returns and forms (the “Section 338 Forms”) required under applicable law to be filed in connection with making the 338(h)(10) Elections. The Seller shall deliver to the Buyer within a reasonable time prior to the date the Section 338 Forms are required to be filed, such documents and other forms as are reasonably required by the Buyer to properly complete the Section 338 Forms. The Buyer shall prepare a complete set of Section 338 Forms and any additional data or materials required to be attached to IRS Form 8023 for the Seller’s review and approval, provided that the Seller shall not unreasonably withhold such approval.
(b) If the 338(h)(10) Elections are made, the Buyer and the Seller shall allocate the Purchase Price and any other amounts required by the Code or Treasury Regulations to be allocated in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be used for purposes of determining the aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of the Company in connection with the 338(h)(10) Elections.
6.2 Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all transfer taxes, real property transfer taxes, sales taxes, use taxes, excise taxes, stamp taxes, conveyance taxes and any other similar Taxes applicable to, arising out of or imposed upon the Contemplated Transactions shall be split equally and paid by the Buyer and the Seller, except that any such Taxes resulting from any 338(h)(10) Election shall be paid by the Seller. The Seller and the Buyer shall cooperate in the preparation and filing of any returns relating to such Taxes.
6.3 Proration of Certain Company Taxes. All real property, personal property and similar ad valorem Taxes payable by the Certegy Gaming Companies attributable to the Certegy Gaming Companies’ assets at Closing, for the fiscal year during which the Closing occurs shall be allocated proportionately to the portion of such fiscal year or other period ending on the Closing Date and the portion of such year or other period beginning after the Closing Date by allocating such Taxes on a per diem basis for the entire taxable period to which such Taxes relate. Except as otherwise expressly provided in this Agreement, any such Taxes allocated to the pre-Closing period shall be included on the Final Working Capital Schedule as a liability to the extent such Taxes remain unpaid as of the Closing Date, and to the extent so included the Company shall pay the same when and as due. Any such Taxes allocated to the post-Closing period shall be included in the Company’s current assets on the Final Working Capital Schedule to the extent such Taxes have been paid by the Company on or before the Closing Date. No such Taxes allocated to the post-Closing period shall be included on the Final Working Capital Schedule as a liability. If the amount of such Taxes for the taxable period including the Closing Date has not been fully determined by the Closing Date, then when the amount is finally determined, the parties shall reimburse each other to the extent necessary so that, taking into account related inclusions on the Final Working Capital Schedule, the Buyer only pays those Taxes which are attributable to the taxable period beginning after the Closing Date on a per diem basis. In no event shall the Buyer bear any responsibility for any real property, personal property and similar ad valorem Taxes payable by the Certegy Gaming Companies that are attributable to assets that are not held by the Certegy Gaming Companies at Closing.
6.4 Tax Returns and Reports. The Seller shall prepare or cause to be prepared, and the Seller and the Buyer shall cause the Company to timely file, all Tax Returns for the Certegy Gaming Companies for Tax periods ending on or prior to the Closing Date which are to be filed prior to, on or after the Closing Date. All such returns shall be prepared in a manner consistent with past practice and that neither accelerates deductions nor defers income, except to the extent otherwise required by Law. The Seller shall permit the Buyer to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer. The Seller shall pay all Taxes required to be paid in connection with such Tax Returns, including any deferred income from intercompany transactions triggered into income by Section 1.1502-13 of the Treasury Regulations and any excess loss accounts taken into income under Section 1.1502-19 of the Treasury Regulations triggered by reason of the departure of the Certegy Gaming Companies from the Seller Group. The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Certegy Gaming Companies for Tax periods beginning prior to the Closing Date and ending after the Closing Date. All such returns shall be prepared in a manner consistent with past practice, except to the extent otherwise required by Law. The Buyer shall permit the Seller to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. The Buyer shall pay all Taxes required to be paid in connection with such Tax Returns, subject to Buyer’s right to indemnification pursuant to Article X. Unless otherwise mandated by Law, neither the Buyer nor any of its Affiliates or any successor thereto will file any amended Tax Return with respect to any Tax period ending on or prior to the Closing Date without Seller’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.
6.5 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Seller nor any of the Certegy Gaming Companies shall be obligated to make any payment to any Person pursuant to any such agreement or arrangement, and all other rights and obligations resulting from any such agreement or arrangement shall cease.

6.6 Allocation of Certain Taxes.
(a) If the Certegy Gaming Companies are permitted but not required under applicable state, local, or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.
(b) In the case of Taxes arising in a taxable period of the any of the Certegy Gaming Companies that includes, but does not end on, the Closing Date, except as provided in Section 6.3, the allocation of such Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Tax Period. For the avoidance of doubt, for purposes of this Agreement, any Taxes resulting from (i) any 338(h)(10) Election, (ii) the Contemplated Transactions (including the transactions described on Schedule 5.1), and (iii) the departure of any of the Certegy Gaming Companies from the Seller Group (resulting from the triggering into income of items from deferred intercompany transactions under Section 1.1502-13 of the Treasury Regulations or excess loss accounts under Section 1.1502-19 of the Treasury Regulations or otherwise) are attributable to the Pre-Closing Tax Period.
6.7 Cooperation. The Seller and the Buyer shall cooperate, and shall cause their respective Affiliates and representatives to cooperate, fully with the Company and each other in connection with the preparation and filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all books and records and all Tax information relating to periods of the Certegy Gaming Companies ending on or before or including the Closing Date until the later of the expiration of the statutes of limitations (as such statutes may be extended) with respect to Taxes for such periods and the conclusion of all litigation with respect to such Taxes, and shall provide each other, as reasonably requested, access to personnel and such books and records and information to the employees, agents and representatives of the requesting party. The Buyer and the Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Business or the Contemplated Transactions.
6.8 Tax Contests.
(a) The Buyer shall promptly notify the Seller in writing within fifteen (15) days from its receipt of written notice of any pending or threatened assessment or claim in any audit, litigation or other proceeding in respect of any of the Certegy Gaming Companies related to Taxes for which the Seller may be liable under this Agreement. Such notice shall be accompanied by copies of any notice or other documents it has received from any Governmental Authority. If the Buyer fails to promptly notify the Seller in accordance with this Section 6.8(a), Seller shall not be relieved of any of its obligations to indemnify under Article X except and to the extent that Seller is prejudiced as a result of such failure.

(b) The Seller shall, upon prompt notice to the Buyer and at the Seller’s own expense, have the right to represent the interests of any of the Certegy Gaming Companies in any audit, litigation or other proceeding (collectively, “Tax Contest”) relating exclusively to Taxes for which the Seller may be liable under this Agreement, to employ counsel of its choice at its expense and to control the conduct of such Tax Contest, including settlement or other disposition thereof, provided, however, that Buyer shall have the right to participate in any such Tax Contest that may adversely affect any of the Certegy Gaming Companies for any periods ending after the Closing Date at Buyer’s own expense; and provided, further, that any settlement or other disposition of any such Tax Contest may only be made with the consent of the Buyer, which consent will not be unreasonably withheld, delayed or conditioned.
(c) Any Tax Contest with respect to Taxes for a period which includes but does not end on the Closing Date shall be controlled jointly by the Seller and the Buyer, and neither shall consent to the settlement or other disposition of such a Tax Contest without the prior written consent of the other, which shall not be unreasonably withheld or delayed. Notwithstanding any provision of this Section 6.8 to the contrary, the Seller shall not have the right to control any Tax Contest, to initiate any claim for refund, to file any amended return or to take any other action if, as a result of such Tax Contest, claim for refund, amended return or other action, the Taxes payable by the Buyer or any Certegy Gaming Company for a taxable period for which the Seller is not obligated to indemnify the Buyer or any Certegy Gaming Company pursuant to Article X would be likely to be materially increased.
6.9 Certain Post-Closing Settlement Payments and Post-Closing Actions. If any of the Certegy Gaming Companies receives any refund of Tax which relates to Taxes paid or accrued by any of the Certegy Gaming Companies with respect to a taxable period ending before or including the Closing Date which was not taken into account as an asset in determining Net Working Capital, the Buyer shall transfer, or cause to be transferred, to the Seller within fifteen (15) days of receipt the entire amount of the refund, net of any Tax payable by the Buyer with respect thereto, received by the Buyer. If the Seller receives any refund of Tax which relates to Taxes paid by the Buyer or any of its Subsidiaries with respect to a taxable period, or portion thereof, beginning after the Closing Date, or which was taken into account as an asset in determining Net Working Capital, the Seller shall transfer, or cause to be transferred, to the Buyer within fifteen (15) days of receipt the entire amount of the refund, net of any Tax payable by the Seller with respect thereto, received by the Seller.
6.10 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to Purchase Price.

ARTICLE VII
CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING
The obligations of the Buyer to consummate the Contemplated Transactions at the Closing are subject to the fulfillment of each of the following conditions, all of which the parties acknowledge have been satisfied promptly following the execution and delivery of this Agreement (unless waived by the Buyer in accordance with Section 11.4):
7.1 Representations and Warranties. The representations and warranties of the Seller in this Agreement that are qualified as to materiality or Material Adverse Effects shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement only, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of such earlier date).
7.2 Performance. Each of the Company and the Seller will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.
7.3 Officer’s Certificate. The Buyer shall have received a certificate signed on behalf of the Seller by an executive officer of the Seller certifying that the conditions set forth in Sections 7.1 and 7.2 as to the Seller have been satisfied.
7.4 Necessary Approvals and Consents. The Seller shall have used its commercially reasonable best efforts to maintain all Approvals in force on the date hereof.
7.5 Delivery of Stock Certificates. The Seller shall have delivered to the Buyer a certificate or certificates representing the Shares being sold by the Seller, duly endorsed in blank or accompanied by duly executed assignment documents with evidence reasonably satisfactory to the Buyer that all Encumbrances affecting the Shares shall have been released, or a duly executed Affidavit of Loss and Indemnity with respect to such Shares.
7.6 Transition Marks License Agreement. The Seller shall have executed and delivered the Transition Marks License Agreement in the form attached hereto as Exhibit D.
7.7 Non-Competition Agreement. The Seller shall have executed and delivered the Non-Competition Agreement in the form attached hereto as Exhibit E.
7.8 Transition Services Agreement. The Seller shall have executed and delivered the Transition Services Agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”).
7.9 Check Services Agreement. The Seller shall have executed and delivered the Check Processing Services Agreement in the form attached hereto as Exhibit F (the “Check Services Agreement”).

7.10 Escrow Agreement. The Seller shall have executed and delivered the Escrow Agreement.
7.11 Termination of Contracts; Surrender of License. The Seller and the Company shall have caused the Contracts listed as Items 1, 2 and 3 on Schedule 3.19(iii). to be terminated and shall have satisfied any and all Liabilities resulting from such terminations. The Seller shall have caused the Certegy Gaming Companies to have surrendered to the State of Florida their money transmitter license issued by the State of Florida.
7.12 Release from Guaranties. The Certegy Gaming Companies shall have been released from any Liabilities under or pursuant to the Credit Agreement and all guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligation or liabilities of Seller and its Affiliates with respect thereto.
7.13 Maximum Cash Payment. The total amount of cash paid to Seller at the Closing including the Purchase Price and the Customer Premises Cash shall not exceed One Hundred Million Dollars ($100,000,000).
7.14 Resignation of Officers and Directors. All of the officers and directors of the Company immediately prior to the Closing shall have resigned effective as of the Closing.
ARTICLE VIII
CONDITIONS TO THE SELLER’S OBLIGATIONS AT THE CLOSING
The obligations of the Seller to consummate the Contemplated Transactions at the Closing is subject to the fulfillment of each of the following conditions, all of which the parties acknowledge have been satisfied promptly following the execution and delivery of this Agreement (unless waived by the Seller in accordance with Section 11.4):
8.1 Representations and Warranties. The representations and warranties of the Buyer in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of such earlier date).
8.2 Performance. The Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer at or prior to the Closing.
8.3 Officer’s Certificate. The Seller shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer certifying that the conditions set forth in Sections 8.1 and 8.2 as to the Buyer have been satisfied.
8.4 Transition Marks License Agreement. The Buyer and the Company shall have executed and delivered the Transition Marks License Agreement in the form attached hereto as Exhibit D.

8.5 Transition Services Agreement. The Buyer shall have executed and delivered the Transition Services Agreement in the form attached hereto as Exhibit C.
8.6 Escrow Agreement. The Buyer shall have executed and delivered the Escrow Agreement.
ARTICLE IX
TERMINATION
9.1 Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:
(a) By mutual written consent of the Buyer and the Seller;
(b) By either the Buyer or the Seller;
(i) by providing written notice to the other at any time after May 1, 2008 (the “Walk-Away Date”); or
(ii) if a final, nonappealable Government Order permanently enjoining, restraining or otherwise prohibiting the Closing has been issued by a Governmental Authority of competent jurisdiction;
(c) By the Buyer if there is a breach in any material respect of, or inaccuracy in any material respect in, any representation or warranty of the Seller contained in this Agreement, or the Company or the Seller shall have breached or violated in any material respect any of their respective covenants and agreements contained in this Agreement, which breach, inaccuracy or violation would give rise to a failure of a condition set forth in either Section 7.1 or 7.2 and cannot be or has not been cured on or before thirty (30) days after the Buyer notifies the Seller of such breach, inaccuracy or violation; or
(d) By the Seller if there is a breach in any material respect of, or inaccuracy in any material respect in, any representation or warranty of the Buyer contained in this Agreement or the Buyer shall have breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach, inaccuracy or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in either Section 8.1 or 8.2 and cannot be or has not been cured on or before thirty (30) days after the Seller notifies the Buyer of such breach, inaccuracy or violation.
9.2 Effect of Termination. In the event of termination by the Buyer or by the Seller pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other parties and the Contemplated Transactions shall be terminated without further action by the parties hereto. If the Contemplated Transactions are terminated as provided herein:
(a) Each party, if requested, will redeliver all documents, work papers and other material of any other party relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b) All confidential information received by any party hereto with respect to the business of any other party shall not be used or disclosed to another person to the detriment of any other party consistent with the provisions of Section 5.4 hereof; and
(c) No party hereto and none of their respective directors, officers, stockholders, affiliates or controlling persons shall have any obligation to consummate the Contemplated Transactions, but shall remain liable for any acts or omissions giving rise to damages as a result thereof.
ARTICLE X
INDEMNIFICATION
10.1 Escrow Amount. From and after the Closing, the Escrow Amount shall be available to compensate the Buyer (on behalf of itself or any other Indemnified Buyer Party (as defined in Section 10.3) for Damages (as defined in Section 10.3) in accordance with this Article X. Except as set forth in Section 10.6(c), the liability of the Seller and any of its Affiliates to any Indemnified Buyer Party under this Agreement shall be limited to and shall not exceed the Escrow Amount. The Escrow Agent shall hold and disburse the Escrow Amount in accordance with that certain Escrow Agreement. Unless and until the Escrow Amount has been fully paid to the Indemnified Buyer Parties or otherwise paid to Seller following the Escrow Release Date in accordance with this Article X, any and all Indemnification Claims shall be paid and satisfied first by payments from the Escrow Amount in accordance with the Escrow Agreement.
10.2 Survival of Representations, Warranties and Covenants. All representations and warranties in this Agreement shall survive until the expiration of the second anniversary of the Closing, on which date they shall terminate unless Buyer notifies Seller in writing prior to such date of any specific claim or claims for alleged breach of any such representations or warranties, in which case such representation and warranty shall survive with respect to such claim or claims; provided that, the representations (collectively, the “Fundamental Representations”) in Section 3.2 (Power and Authorization), Sections 3.5 (Capitalization of the Certegy Gaming Companies), 3.16 (Tax Matters) and 3.17 (Company Employee Plans) shall survive until the termination or expiration of any period or statute of limitations or repose applicable thereto and the representation in Section 3.6 (Title) shall survive indefinitely. Any claim for indemnification under this Article X shall be made by giving a notice in accordance with these terms herein. Notwithstanding anything in this Agreement to the contrary, no action for indemnification or otherwise with respect to breach of any representation, warranty or covenant under this Agreement may be brought, and no litigation or arbitration with respect thereto commenced, and the party making such representation, warranty or covenant shall have no obligation with respect thereto, unless written notice thereof shall have been delivered to the party against whom a claim is sought to be made on or before the expiration of the survival period with respect to that representation, warranty or covenant, if any, specified above.
10.3 Indemnification by Seller. Subject to Section 10.2, the Seller hereby indemnifies and agrees to hold harmless Buyer, its Affiliates and their successors and assigns, and their respective officers, directors, employees, stockholders, agents, controlling persons and any Person who is an Affiliate of such Persons (collectively “Indemnified Buyer Party”) from any and all liabilities, losses, claims, damages, costs, fines, penalties, sanctions, interest, costs, expenses, diminution in value, lost profits, judgments, settlements, including reasonable attorneys’, consultants’ and accountants’ fees and other documented expenses and costs of incurred in connection with investigating, defending against, or settling any of the foregoing (collectively, “Damages”) arising or resulting from or in connection with:

(a) Any breach or inaccuracy of any representation or warranty by the Seller to Buyer contained in this Agreement, the Schedules attached hereto, or any agreements, documents or certificates delivered by the Seller pursuant to this Agreement determined and existing as of the Closing Date;
(b) (i) Any breach or violation of any covenant, agreement or obligation set forth in Article V by the Seller contained in this Agreement determined and existing as of the Closing Date; and (ii) any breach or violation of any covenant, agreement or obligation by the Seller contained in this Agreement determined and existing as of the Closing Date;
(c) All Taxes imposed on or relating to all Taxes which are imposed on any Certegy Gaming Company in respect of its income, business, property or operations or for which any Certegy Gaming Company may otherwise be liable (A) for any Pre-Closing Tax Period, (B) resulting by reason of the several liability of any Certegy Gaming Company pursuant to Treasury Regulations section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of any Certegy Gaming Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (C) resulting from any Certegy Gaming Company ceasing to be a member of the affiliated group (within the meaning of Section 1504(a) of the Code) that includes the Seller, (D) in respect of any Post-Closing Tax Period, attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a Pre-Closing Tax Period, (E) in respect of any Post-Closing Tax Period, attributable to any change in accounting method employed by any Certegy Gaming Company during any of its four previous taxable years, (F) resulting from the making of any 338(h)(10) Elections;
(d) Subject to the terms of Section 5.8, any Company Employee Plan; and
(e) Those matters set forth on Schedule 10.3(e) to the extent set forth therein (such matters being collectively referred to herein as the “Special Indemnity Matters” and individually as a “Special Indemnity Matter”).
10.4 Indemnification by Buyer. Subject to Section 10.2, Buyer hereby indemnifies and agrees to hold harmless Seller its Affiliates and their successors and assigns, and their respective officers, directors, employees, stockholders, agents, controlling persons and any Person who is an Affiliate of such Persons (the “Indemnified Seller Party”) from any and all Damages arising out of or resulting directly or indirectly from or in connection with:
(a) Any breach or inaccuracy of any representation or warranty by the Buyer to Seller contained in this Agreement, the Schedules attached hereto, or any agreements, documents or certificates delivered by the Seller pursuant to this Agreement determined and existing as of the Closing Date;

(b) Any breach or violation of any covenant, obligation or agreement by the Buyer contained in this Agreement determined and existing as of the Closing Date;
(c) Except as provided in Section 10.2(c), all Taxes imposed on or relating to any of the Certegy Gaming Companies for any Post-Closing Tax Period; and
(d) Any Liabilities of the Certegy Gaming Companies not otherwise satisfied prior to Closing.
10.5 Indemnification Procedure.
(a) In the event that any Person entitled to indemnification hereunder shall sustain or incur any Damages in respect of which indemnification may be sought by such Person pursuant to this Article X (other than indemnification in respect of Taxes, contests relating to which shall be governed by Section 6.8), the Person seeking such indemnification (the “Indemnitee”) shall assert a claim for indemnification (“Indemnification Claim”) by giving prompt written notice thereof (the “Notice”) to the party (i.e., the Seller or the Buyer) providing indemnification (the “Indemnitor”) and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except and to the extent that the Indemnitor is prejudiced as a result of such failure. In the case of an Indemnification Claim by an Indemnified Buyer Party, such Person shall also provide a copy of the Notice to the Escrow Agent. The Notice shall set forth with reasonable particularity the basis for the Indemnification Claim and, if estimable, the Indemnitee’s good faith estimate of Damages as the case may be resulting from such Indemnification Claim. Any dispute relating to an Indemnification Claim shall be resolved by (i) the mutual agreement of the Indemnitor and the Indemnitee, (ii) binding arbitration, if arbitration is agreed to in writing by the Indemnitor and the Indemnitee, or (iii) a final order, decree or judgment of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected). No Indemnitee may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, delayed or conditioned), unless (i) the Indemnitor fails to assume and maintain the defense of such claim pursuant to this Section 10.5(a) and (ii) such settlement, compromise or consent includes an unconditional release of the Indemnitor and its officers, directors, employees and Affiliates from all liability arising out of such claim. An Indemnitor may not, without the prior written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (A) such settlement, compromise or consent includes an unconditional release of the Indemnitee and its officers, directors, employees and Affiliates from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnitee, (C) does not involve a Governmental Authority, and (D) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnitee or any of the Indemnitee’s Affiliates.
(b) In case any claim, action or proceeding is brought against any Indemnitee or in respect of any Special Indemnity Matter (a “Third Party Claim”), the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee of its intention to do so within thirty (30) days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s own expense. Notwithstanding the assumption by the Indemnitor of the defense of any Third Party Claim as provided in this Section 10.5(b), the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

(c) If the Indemnitor fails to notify the Indemnitee of its desire to assume the defense of any such Third Party Claim within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Third Party Claim, then the Indemnitee may assume the defense of any such Third Party Claim, in which event it may do so in such manner as it may reasonably deem appropriate, provided that (i) the Indemnitee may not settle the Third Party Claim without the Indemnitor’s consent (which consent shall not be unreasonably withheld, delayed or conditioned), and (ii) the Indemnitor may participate in such defense at its own expense.
(d) Amounts payable by the Indemnitor to the Indemnitee in respect of any Damages for which such party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee, except to the extent that the claim for indemnification is disputed. The Indemnitor and the Indemnitee shall provide reasonable cooperation and assistance, and shall cause their Affiliates to provide reasonable cooperation and assistance, to the other and its counsel in connection with the defense or settlement of any Third Party Claim. Any expenses incurred by the Indemnitee or its Affiliates in providing such cooperation and assistance at the Indemnitor’s request shall be paid by the Indemnitor to the extent such expenses constitute Damages that the Indemnitor is required to indemnify against under this Article X.
(e) The Buyer and the Seller shall cooperate with one another with respect to resolving any claim or liability with respect to which any party is obligated to indemnify another party hereunder.
(f) Notwithstanding anything herein to the contrary, without the written consent of the Buyer, the Seller shall not be entitled to assume the defense of, but may participate in the defense of, any matter (each, a “Prohibited Action”) to the extent that: (i) the matter seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief against the Company or any of its Subsidiaries; or (ii) the matter relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation; provided, however, that in no event shall Buyer settle any Prohibited Action unless Seller has consented thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned); and further provided that in no event shall any Special Indemnity Matter be or be deemed to be a Prohibited Action for any purposes hereunder.
10.6 Limitations on Indemnification.
(a) Dollar Limitations. Notwithstanding anything contained in Section 10.2 or Section 10.3 to the contrary, the Seller shall be required to indemnify and hold harmless an Indemnified Buyer Party for breaches of representations and warranties only if the aggregate amount of such Damages suffered or incurred by the Indemnified Buyer Party for all such matters exceeds One Hundred Thousand Dollars ($100,000) (the “Threshold Amount”), but in the event that such amount is exceeded, such Indemnified Buyer Party, shall be entitled to indemnification with respect to all Damages incurred regardless of the Threshold Amount up to the Cap set forth below; provided, however, that the limitation in this Section 10.6(a) shall not apply to breaches of representations and warranties with respect to Taxes, any Damages referred to in clauses (i)-(v) in Section 10.6(b), any Working Capital Deficit, or any Customer Premises Cash Deficit.

(b) Cap on Indemnification. Seller shall not be required to indemnify and hold harmless an Indemnified Buyer Party for breaches of representations and warranties for any Damages in excess of ten percent (10%) of the Purchase Price in the aggregate (the “Cap”); provided, however, that nothing herein shall limit in any way any equitable remedies otherwise available to Buyer; and provided, further, that (i) any Damages arising or resulting form or in connection with the breach of any of the Fundamental Representations; (ii) any Damages arising or resulting from or in connection with any Special Indemnity Matter; (iii) any Damages arising or resulting from or in connection with any indemnification obligation arising out of or resulting from actual fraud, willful misconduct, or criminal misconduct by that party or its representative; (iv) any Damages arising from Seller’s failure to release the Certegy Gaming Companies from obligations set forth in Section 5.9(c); and (v) any Damages for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 10.3(b)(i) of this Agreement.
(c) Source of Indemnity. Other than as set forth in the further provisions of this Section 10.6(c), the Indemnified Buyer Parties shall be limited to recovery from the Escrow Amount. Notwithstanding the foregoing and Section 10.6(b), Buyer shall be entitled to seek recovery from Seller for (i) any Damages arising or resulting from or in connection with the breach of any of the Fundamental Representations; (ii) any Damages arising or resulting from or in connection with any Special Indemnity Matter; (iii) any Damages arising or resulting from or in connection with any indemnification obligation arising out of or resulting from actual fraud, willful misconduct, or criminal misconduct by that party or its representative; (iv) any Working Capital Deficit; (v) any Customer Premises Cash Deficit, and shall not be limited to recovery in respect thereof solely from the Escrow Amount. Nothing in this Article X is intended to or shall limit Seller’s liability for any breach of its obligations under the Non-Competition Agreement or the Transition Services Agreement or (vi) any Damages for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 10.3(b)(i) of this Agreement.
10.7 Calculation of Damages. The amount of any Damages shall be reduced by any insurance proceeds with respect to such Damages. Except to the extent included in Damages asserted by third Persons in Third Party Claims, Damages payable by an Indemnitor shall not include consequential, incidental, special, punitive damages, damages related to mental or emotional distress, exemplary damages, special damages, lost profits, diminution in value or other indirect damages.
10.8 Exclusive Remedy. After the Closing, the indemnities provided for herein shall constitute the sole and exclusive remedy of any Indemnitee for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the Contemplated Transactions; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.

10.9 No Right of Contribution. The Seller acknowledges and agrees that, upon and after the Closing, none of the Certegy Gaming Companies shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make whole for or on account of any Buyer Damages, or any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty or the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant, agreement or undertaking of the Company, and the Seller shall have no right of contribution against the Certegy Gaming Companies.
ARTICLE XI
MISCELLANEOUS
11.1 Survival. This Article XI and the covenants and agreements of the parties contained in Sections 2.6, 5.5, 5.6, 5.8, 5.9, 5.10, Article VI and Article X of this Agreement shall survive the Closing of this Agreement. Except as set forth in Section 10.2, all other covenants and other agreements in this Agreement and all of the representations and warranties in this Agreement shall not survive the Closing of this Agreement, other than claims against a Person for fraud or intentional misrepresentation of that Person under applicable Law based on breaches of the representations and warranties, which representations and warranties shall survive for purposes of any such claim and such claim under applicable Law shall not be affected by the nonsurvival of such representations and warranties for purposes of this Agreement and the indemnification provisions hereof.
11.2 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:
(a) by hand (in which case, it will be effective upon delivery);
(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or
(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the second (2nd) Business Day after being deposited with such courier service);
in each case, to the address (or facsimile number) listed below:
If to the Buyer, to it at:
Global Cash Access, Inc.
3525 East Post Road, Suite 120
Las Vegas, Nevada 89120
Telephone number: (702) 855-3011
Facsimile number: (702) 262-5039
Attention: President & CEO
Attention: General Counsel

with a copy to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304
Telephone number: (650) 813-5784
Facsimile number: (650) 494-0792
Attention: Paul (Chip) L. Lion III,
                   Timothy J. Harris
If to the Seller or the Company and its Subsidiaries, to it at:
4050 Calle Real, Suite 210
Santa Barbara, CA 93110
Telephone number: (805) 696-7102
Facsimile number: (805) 696-7831
Attention: Executive Vice President, Legal
and
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Telephone number: (904) 854-8100
Facsimile number: (904) 854-4124
Attention: General Counsel
Prior to the Closing, with a copy to:
Kilpatrick Stockton LLP
1100 Peachtree Street
Suite 2800
Atlanta, Georgia 30309
Telephone number: (404) 815-6500
Facsimile number: (404) 815 -6555
Attention: Gregory K. Cinnamon
                   Michael J. Delaney
Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 11.2 to each of the other parties hereto.
11.3 Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their successors and permitted assignees and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and permitted assignees, any legal or equitable rights hereunder.

11.4 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach, violation or default of or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof.
11.5 Supplemental Disclosures. The Seller and the Buyer shall, from time to time prior to the Closing, by written notice in accordance with this Agreement, supplement, amend or update the Disclosure Schedules to correct, supplement or update any matter which constituted upon execution and delivery of this Agreement or would constitute as of the Closing Date a breach of any representation or warranty contained herein, provided that any such update shall not be effective for purposes of establishing the satisfaction of the conditions contained in Section 7.1 or Section 8.1 insofar as such condition relates to the truth and accuracy of the representations and warranties of the Seller and the Buyer, respectively, as of the date of this Agreement.
11.6 Entire Agreement. This Agreement, together with the Confidentiality Agreement and all other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, representations, warranties and agreements, whether written or oral, with respect thereto.
11.7 Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement shall become effective when duly executed by each party hereto.
11.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, applicable law.
11.9 Headings. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

11.10 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
11.11 Jurisdiction; Venue; Service of Process.
(a) Subject to the provisions of Section 2.6(c), each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Delaware for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, including any Action pursuant to Section 11.13, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party further waives any claim, and shall not assert, that venue should properly lie in any other location within the selected jurisdiction.
(b) Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
11.12 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties may be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

11.13 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT ANY PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
[Signatures on Following Page]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

FIDELITY NATIONAL TRANSACTION SERVICES, INC.
By:
	Name:	Renz Nichols
	Title:	Authorized Signatory

CERTEGY GAMING SERVICES, INC.
By:

	Name:	Renz Nichols
	Title:	Authorized Signatory

GLOBAL CASH ACCESS, INC.
By:
	Name:	Scott Betts
	Title:	Chief Executive Officer

Signature Page to Stock Purchase Agreement